Exhibit 4.16

DATED: October 6 2021

ARETI SHIPPING LTD

PANTELIS SHIPPING CORP.

as Borrowers

and

CHAILEASE INTERNATIONAL FINANCIAL SERVICES (SINGAPORE) PTE. LTD.

as Lender

guaranteed by

EURODRY LTD.

as Guarantor

__________________________________________

FACILITY AGREEMENT

for a term loan of up to $9,000,000 relating to

the re-financing of

m.v. "TASOS" and m.v. "PANTELIS"

__________________________________________

PIRAEUS

CONTENTS

SECTION 1 INTERPRETATION		1
1.	Definitions and Interpretation	1
SECTION 2 THE FACILITY		19
2.	The Facility	19
3.	Purpose	19
4.	Conditions of Utilisation	20
SECTION 3 UTILISATION		22
5.	Utilisation	22
SECTION 4 REPAYMENT, PREPAYMENT AND CANCELLATION		23
6.	Repayment	23
7.	Illegality, Prepayment and Cancellation	24
SECTION 5 COSTS OF UTILISATION		27
8.	Interest	27
9.	Interest Periods	27
10.	Changes to the Calculation of Interest	28
11	Fees	29
SECTION 6 ADDITIONAL PAYMENT OBLIGATIONS		30
12.	Tax Gross-Up and Indemnities	30
13.	Increased Costs	33
14.	Other Indemnities	34
15.	Mitigation by the Lender	36
16.	Costs and Expenses	36
SECTION 7 GUARANTEE		38
17.	Guarantee and Indemnity	38
SECTION 8 REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT		41
18.	Representations	41
19.	Information Undertakings	47
20.	General Undertakings	50
21.	Security Covenants	53
22.	Condition and Operation of Ship	55
23.	Insurance Undertakings	58
24.	Ship Valuations and Security Deposit	64
25.	Business Restrictions	65
26.	Events of Default	68
SECTION 9 CHANGES TO PARTIES		74
27.	Changes to the Lender	74
28.	Changes to the Obligors	76
SECTION 10 THE LENDER		77

i

29.	Conduct of Business by the Lender	77
SECTION 11 ADMINISTRATION		78
30.	Payment Mechanics	78
31.	Set-Off	80
32.	Notices	80
33.	Calculations and Certificates	82
34.	Partial Invalidity	82
35.	Remedies and Waivers	82
36.	Amendments and Waivers	82
37.	Confidentiality	85
38.	Counterparts	87
SECTION 12 GOVERNING LAW AND ARBITRATION		88
39.	Governing Law	88
40.	Arbitration	88
41.	Jurisdiction of English courts	89
Schedule 1 The Original Parties		90
Schedule 2 Ship information		92
Schedule 3 Conditions precedent and subsequent		93
Schedule 4 Form of Utilisation Request		97

ii

THIS AGREEMENT is dated _____________________ and made among:

(1)

ARETI SHIPPING LTD (“Areti”), a corporation organised and existing under the laws of the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960 and PANTELIS SHIPPING CORP. (“Pantelis”), a corporation organised and existing under the laws of Liberia with its registered address at 80 Broad Street, Monrovia, Liberia, as joint and several borrowers (the "Borrowers");

(2)

EURODRY LTD. a corporation listed on NASDAQ and organised and existing under the laws of the Marshall Islands with its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH96960, as guarantor (the "Guarantor "); and

(3)

CHAILEASE INTERNATIONAL FINANCIAL SERVICES (SINGAPORE) PTE. LTD., a company incorporated under the laws of the Republic of Singapore with company no. 201934648C and whose registered office is at 18 Robinson Road, #15-01, 18 Robinson, Singapore 048547, as lender (the "Lender").

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) each other Finance Document:

"Accounting Principles" means generally accepted accounting principles as effective from time to time in the US, as consistently applied.

"Accounting Reference Date" means 31 December or such other date as may be approved by the Lender.

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Approved Manager" means, in relation to Ship A, Eurobulk (Far East) Ltd. Inc., a company incorporated in the Philippines with its principal office at 12th Floor Ma. Natividad Bldg., 470 TM Kalaw cor., Sts., Ermita, Manila, Philippines and, in relation to Ship B Eurobulk Ltd., a corporation organised and existing under the laws of Liberia with its registered address at 80 Broad Street, Monrovia, Liberia, or any other person approved as the manager of the relevant Ship in accordance with Clause 21.3 (Manager).

"Approved Valuer" means, in relation to a Ship, Arrow Shipbroking Group, BRS, Howe Robinson Partners, Fearnleys, Simpson Spence & Young Ltd or any such other valuer agreed by the Borrowers and the Lender.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, or registration.

"Availability Period" means, in relation to each Tranche, the period from and including the date of this Agreement to and including the earlier of:

(a)	the Last Availability Date; and

(b)	the date on which the Available Commitments are fully borrowed, cancelled or terminated.

"Available Commitment" means in relation to a Tranche, the Lender's Commitment under that Tranche minus:

(a)	the amount of its participation in any outstanding Loan under that Tranche; and

(b)	the amount of its participation in any other Utilisations that are due to be made under that Tranche on or before the proposed Utilisation Date.

"Available Facility" means, in respect of a Tranche, the aggregate for the time being of the Available Commitment of the Lender in respect of that Tranche.

"Break Costs" means the amount (if any) by which:

(a)

the interest (including the Margin) which the Lender should have received for the period from the date of receipt of all or any part of the Loan or any Unpaid Sum to the last day of the current Interest Period in respect of the Loan or Unpaid Sum), had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in:

(a)	for the purposes of determining the applicable LIBOR, London;

(b)	for the purposes of making any payment under any Finance Document, Taipei, Athens and New York; and

(c)	for all other purposes of this Agreement, Taipei and Athens.

"Change of Control" means Mr Aristeidis Pittas ceasing to be the Chief Executive Officer or Chairman of the Guarantor.

"Charged Property" means all the assets of the Obligors that from time to time are, or are expressed or intended to be, the subject of the Transaction Security.

"Charter" means, in relation to a Ship, any charter commitment which is in compliance with Clause 21.7 (Chartering) and Clause 25 (Chartering Undertakings).

"Classification" means, in relation to a Ship, the classification specified in Schedule 2 (Ship information) with the Classification Society or another classification approved by the Lender (such approval not to be unreasonably withheld or delayed) as its classification, at the request of the relevant Owner.

"Classification Society" means, in relation to a Ship, the classification society specified in Schedule 2 (Ship information) or another members of the International Association of Classification Societies approved by the Lender as its Classification Society (such approval not to be unreasonably withheld or delayed), at the request of the relevant Owner.

"Co-Assured" means, in relation to a Ship, any person (other than the relevant Owner or the Approved Manager) who is named as a co-assured under the Insurance of that Ship.

"Co-Assured's Undertaking" means, in relation to a Ship, an undertaking granted by a Co-Assured in favour of the Lender in the agreed form.

"Code" means the US Internal Revenue Code of 1986.

"Commitment" means the amount set opposite the Lender’s name under the heading "Commitment" in Schedule 1 (The Original Parties) in respect of each Tranche to the extent not cancelled, reduced or transferred by it under this Agreement.

"Confidential Information" means all information relating to any Obligor, the Group, the Finance Documents or the Facility of which the Lender becomes aware in its capacity as, or for the purpose of becoming, the Lender or which is received by it in relation to, or for the purpose of becoming the Lender under, the Finance Documents or the Facility from any member of the Group or any of its advisers in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(a)	is or becomes public information other than as a direct or indirect result of any breach by the Lender of Clause 35 (Confidentiality); or

(b)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(c)

is known by the Lender before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by it after that date, from a source which is, as far as it is aware, unconnected with the Group and which, in either case, as far as it is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

"Confidentiality Undertaking" means a confidentiality undertaking substantially in the relevant recommended form of the LMA from time to time or in any other form agreed between the Borrowers and the Lender.

"Constitutional Documents" means, in relation to an Obligor, its memorandum and articles of association, by-laws and/or any other documents that form part of its constitution, including those referred to as such in any certificate delivered pursuant to Schedule 3 (Conditions precedent).

"Deed of Covenants" means, in relation to Ship A, the deed of covenants collateral to Mortgage A granted by Areti in favour of the Lender in the agreed form.

"Default" means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Delegate" means any delegate, agent, attorney or co-trustee appointed by the Lender in connection with the preservation or enforcement of the Transaction Security.

"Disruption Event" means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"Earnings" means, in relation to a Ship and a person, all money at any time payable to that person which arise out of or in connection with or relate to the use or operation of such Ship, including (but not limited to) freight, hire and passage moneys, income from pooling arrangements, money payable for the provision of services by or from such Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, contributions in general average, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment.

"Environmental Claim" means:

(a)	any Claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any Claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and, "Claim" in such context means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset.

"Environmental Incident" means:

(a)	any release, emission, spill or discharge of Environmentally Sensitive Material from a Ship;

(b)

any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged from a vessel other than a Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or such Ship and/or the relevant Owner and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the relevant Owner and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable or may be liable to any legal or administrative action.

"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material.

"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous.

"Event of Default" means any event or circumstance specified as such in Clause 24 (Events of Default).

“Existing Loan Agreement” means the loan agreement dated 27 November 2018 made between (i) (inter alia) the Borrowers as borrowers and (ii) National Bank of Greece S.A. as lender (the “Existing Lender”) in respect of a loan facility of up to $15,000,000.

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by the Lender to the Borrowers from time to time or such other office or offices through which the Lender will perform its obligations under this Agreement.

"Facility Period" means the period from and including the date of this Agreement to and including the date on which the Total Commitments have been reduced to zero and the Lender is satisfied that all indebtedness of the Obligors under the Finance Documents has been unconditionally and irrevocably paid and discharged.

"FATCA" means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.

"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

"Final Repayment Date" means, subject to Clause 28.4 (Business Days), in relation to each of Tranche A and Tranche B, the date falling 36 Months after the relevant Utilisation Date.

"Finance Documents" means this Agreement, any Security Document, the Utilisation Request and any other document designated as a "Finance Document” by the Lender and the Borrowers.

"Financial Indebtedness" means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;

(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a balance sheet liability;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)

any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the end of the Facility Period or are otherwise classified as borrowings under the Accounting Principles;

(i)

any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) having the commercial effect of a borrowing; and

(k)	the amount of any liability in respect of any guarantee, indemnity for any of the items referred to in paragraphs (a) to (j) above.

"First Repayment Date" means, in respect of each Tranche, subject to Clause 28.4 (Business Days), the date falling 1 Month from the Utilisation Date.

"Flag State" means, in relation to a Ship, the country specified in respect of such Ship in Schedule 2 (Ship information), or such other state or territory as may be approved by the Lender (such approval not to be unreasonably withheld or delayed), at the request of the relevant Owner, as being the "Flag State" of such Ship for the purposes of the Finance Documents.

"General Assignment A" means, in relation to Ship A, a first priority assignment of its interest in its Insurances and Requisition Compensation by Areti in favour of the Lender in the agreed form.

"General Assignment B" means, in relation to Ship B, a first priority assignment of its interest in its Insurances and Requisition Compensation by Pantelis in favour of the Lender in the agreed form.

"General Assignments" means collectively, General Assignment A and General Assignment B, each a “General Assignment”.

"Group" means the Guarantor and its Subsidiaries for the time being (including the Borrowers) and "member of the Group" means any Obligor and any other entity which is part of the Group.

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Indemnified Person" means:

(a)	the Lender and each Receiver and any attorney, agent or other person appointed by them under the Finance Documents;

(b)	each Affiliate of those persons; and

(c)	any officers, employees or agents of any of the above persons.

"Indirect Tax" means value added tax or any tax of a similar nature.

"Insurances" means, in relation to a Ship:

(a)	all policies and contracts of insurance; and

(b)	all entries in a protection and indemnity or war risks or other mutual insurance association,

in the name of such Ship’s Owner, or the joint names of its Owner and any other person in respect of or in connection with a Ship and/or its Owner’s Earnings from that Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).

"Interest Payment Date" means the last day of each Interest Period.

"Interest Period" means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"ISM Code" means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19).

"ISPS Code" means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924 (22) of the International Maritime Organisation adopted by a Diplomatic Conference of the International Maritime Organisation on Maritime Security on 13 December 2002 and now set out in Chapter CI-2 of the Safety of Life at Sea Convention (SOLAS) 1974.

"Last Availability Date" means 20 October 2021.

"Legal Reservations" means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)

the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)

any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion provided to the Lender pursuant to the conditions precedent set out in Schedule 3 (Conditions precedent and subsequent).

"Lender’s Account" means the account of the Lender the account details of which are set out in Schedule 1 (The Original Parties).

"LIBOR" means, in relation to either Tranche:

(a)	the applicable Screen Rate; or

(b)	(if no such Screen Rate is available) the arithmetic mean of the rates quoted to the Lender in the London Interbank Market,

each as of the Specified Time on the Quotation Day for dollars and for a period equal in length to the Interest Period of that Tranche and, in each case, if that rate is less than zero, LIBOR shall be deemed to be zero.

"Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

"LMA" means the Loan Market Association.

"Loan" means the loan made, or to be made, under the Facility, or the principal amount outstanding for the time being of the Loan.

"Major Casualty Amount" means, in relation to a Ship, the sum of $500,000 and "Major Casualty" means any casualty to a Ship for which the total insurance claim, inclusive of any deductible, exceeds or may exceed its Major Casualty Amount.

"Manager's Undertaking" means, in relation to a Ship, an undertaking by the relevant Approved Manager to the Lender in the agreed form.

"Margin" means, three point five per cent. (3.5%) per annum.

"Market Value" means, with respect to a Ship, its market value as determined from time to time in accordance with Clause 24 (Ship Valuations and Security Deposit).

"Material Adverse Effect" means, a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents to which it is a party; o

(c)

the validity or enforceability of, or the effectiveness or ranking of, any Security Interest granted or purporting to be granted pursuant to any of the Finance Documents, or the rights or remedies of the Lender under any of the Finance Documents.

"Minimum Liquidity Amount" means, in respect of each Ship, $135,000 and $270,000 in aggregate.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that in relation to the last Month of any period:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

"Mortgage A" means, in relation to Ship A, a first priority Cyprus ship mortgage of Ship A in the agreed form granted by Areti in favour of the Lender.

"Mortgage B" means, in relation to Ship B, a first preferred Liberian ship mortgage of Ship B in the agreed form granted by Pantelis in favour of the Lender.

“Mortgages” means collectively, Mortgage A and Mortgage B, each a “Mortgage”.

"Mortgage Period" means, in relation to a Ship, the period from the date the relevant Mortgage over that Ship is executed and registered until the date such Mortgage is released and discharged or its Total Loss Date.

“NASDAQ” means the stock exchange run by the US National Association of Securities Dealers with the main exchange located in the United States of America, originally an acronym for the National Association of Securities Dealers Automatic Quotations;

"Obligors" means the Borrowers and the Guarantor and "Obligor" means any one of them.

"Original Financial Statements" means the audited consolidated financial statements of the Guarantor and its subsidiaries (including the Borrowers) for its financial year ended 31 December 2021.

"Original Jurisdiction" means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement.

"Owner" means, in relation to a Ship, the Borrower specified against the name of that Ship in Schedule 2 (Ship Information).

"Party" means a party to this Agreement.

"Permitted Security Interests" means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master's, officer's and/or crew's wages outstanding in the ordinary course of trading;

(c)	liens for salvage or collision;

(d)	any ship repairer’s or outfitter’s possessory lien for a sum not exceeding (except with the prior consent of the Lender) $500,000 in aggregate per Ship;

(e)	liens for master's disbursements incurred in the ordinary course of trading;

(f)	liens securing liabilities for Taxes contested in good faith by appropriate steps against which adequate, freely available reserves have been provided;

(g)

any other lien arising by operation of law or otherwise in the ordinary course of the operation or maintenance of a Ship, and not as a result of any default or omission by the Owners, provided that such liens do not secure amounts greater than, $350,000 in aggregate per Ship (unless the overdue amount is being contested by the relevant Owner in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 22.14 (Repairers' liens);

"Quotation Day" means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 3 Business Days before the first day of that period unless market practice for that currency differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Lender in accordance with market practice for that currency in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

"Registry" means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Borrower’s title to that Ship and the relevant Mortgage under the laws of the Flag State.

"Relevant Interbank Market" means the London interbank market.

"Relevant Jurisdiction" means, in relation to an Obligor:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security created or to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

"Repayment Date" means, in respect of each Tranche:

(a)	the First Repayment Date;

(b)	each of the dates falling at monthly intervals thereafter up to but not including the Final Repayment Date; and

(c)	the Final Repayment Date.

"Repayment Instalment” means, in relation to each Tranche, each repayment instalment to be repaid by the Borrowers under Clause 6.1 (Repayment of Loan).

"Requisition Compensation" means, in relation to a Ship, any money and/or other compensation paid or payable from time to time by, or recoverable from, a government entity for the requisition for title, confiscation or compulsory acquisition, or requisition for hire compensation, of such Ship.

"Restricted Party" means a person who: (i) is listed on any Sanctions List (whether designated by name or by reason of being included in a class of persons); (ii) is domiciled in, registered in, or has its main place of business in, or is incorporated under the laws of, a country which is subject to Sanctions; (iii) is directly or indirectly owned or controlled by a person referred to in (i) and/or (ii) above; or (iv) with whom the Lender is prohibited, by any Sanctions, from transacting or otherwise dealing.

“RMI Regulations” means the Republic of the Marshall Islands Economic Substance Regulations 2018 (as amended from time to time).

"Sanctions" means any sanctions, embargoes, freezing provisions, prohibitions or other restrictions relating to trading, doing business, investment, exporting, financing or making assets available (or other activities similar to or connected with any of the foregoing):

(a)	imposed by law or regulation of any Sanctions Authority; or

(b)	otherwise imposed by any applicable law or regulation.

"Sanctions Authority" means the Council of the European Union, the United Nations or its Security Council or the United States of America (which, for the avoidance of doubt, shall include the governmental institutions and agencies of such countries, including, without limitation, the Office of Foreign Assets Control (OFAC), the United States Department of State, Her Majesty’s Treasury (HMT) and other relevant sanctions authorities).

"Sanctions List" means any list of persons or entities published in connection with Sanctions by or on behalf of any Sanctions Authority.

"Screen Rate" means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for dollars for the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrowers.

"Security Documents" means:

(d)	the Mortgages;

(e)	the Deed of Covenant;

(f)	the General Assignments;

(g)	any Share Security;

(h)	any Manager's Undertaking; and

(i)	any other document that may, after the date of this Agreement, be executed to guarantee and/or secure any amounts owing to the Lender under this Agreement and/or any other Finance Document.

"Security Interest" means a mortgage, charge, hypothecation, pledge, lien, assignment, trust or trust arrangement, or other security interest of any kind securing any obligation of any person, or any preferential right or other right conferring howsoever a priority of payment, or any other agreement or arrangement having a similar effect (but always excluding Guarantors’ preferred shares, if any).

"Share Security" means, in relation to a Borrower, the document constituting a first priority Security Interest granted by the Guarantor in favour of the Lender in the agreed form in respect of all the issued shares in that Borrower.

"Ship Commitment" means, in relation to a Ship, the amount specified against the name of such Ship in Schedule 2 (Ship information), as cancelled or reduced pursuant to any provision of this Agreement.

"Ship Representations" means each of the representations and warranties set out in Clauses 18.28 (Ship status) and 18.29 (Ship's employment).

"Ships" means each of Ship A and Ship B described in Schedule 2 (Ship information) and “Ship” means any of them.

"SMS" has the meaning given to the expression "Safety Management System" in the ISM Code.

"Specified Time" means 11:00am London time.

"Subsidiary" of a person means any other person:

(a)	directly or indirectly controlled by such person; or

(b)	of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than 50%,

and a person is a “wholly-owned Subsidiary” of another person if it has no members except that other person and that other person’s wholly-owned Subsidiaries or persons acting on behalf of that other person or its wholly-owned Subsidiaries.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Third Parties Act” means the Contracts (Rights of Third Parties) Act 1999.

"Total Commitments" means the aggregate of all Commitments, being $9,000,000 at the date of this Agreement.

"Total Loss" means, in relation to a Ship:

(a)	the actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)

any expropriation, confiscation, requisition or acquisition of a Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 90 days redelivered to the full control of the relevant Owner; and

(c)

any arrest, capture, seizure or detention of a Ship (including any hijacking or theft but excluding any event specified in paragraph (b) of this definition) unless it is within 90 days redelivered to the full control of the relevant Owner.

"Total Loss Date" means:

(a)	in the case of an actual total loss of a Ship, the date it happened or, if such date is not known, the date on which that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of a Ship, the first to occur of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; and

(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by that Ship's insurers;

(c)	in the case of an expropriation, requisition, confiscation or compulsory acquisition, the date it happened; and

(d)	in the case of hijacking, theft, condemnation, capture, seizure, arrest or detention, the date 90 days after the date upon which it happened.

"Tranche" means Tranche A or Tranche B.

"Tranche A" means that part of the Facility made available under this Agreement as described in Clause 2(a), or as the context may require, the aggregate principal amount owing to the Lender thereunder at any relevant time.

"Tranche B" means that part of the Facility made available under this Agreement as described in Clause 2(b), or as the context may require, the aggregate principal amount owing to the Lender thereunder at any relevant time.

"Transaction Security" means the Security Interest created or expressed to be created in favour of the Lender pursuant to the Security Documents.

"Treasury Transaction" means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents to which it is a party.

"US" means the United States of America.

"US Tax Obligor" means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

"Utilisation" means the making of a Tranche.

"Utilisation Date" means the date on which a Utilisation is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 4 (Form of Utilisation Request).

1.2	Construction

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)

the "Lender", the "Guarantor", any "Obligor", any "Party" or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents to which any of them is a party;

(b)	"assets" includes present and future properties, revenues and rights of every description;

(c)	"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;

(d)	"document" includes a deed and also a letter or fax;

(e)	"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable Tax including Indirect Tax;

(f)

a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated from time to time;

(g)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent, secured or unsecured;

(h)

"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and (in the case of any regulation or resolution) any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

(i)

a "person" includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(j)	"proceedings" means, in relation to any enforcement provision of a Finance Document, proceedings of any kind, including an application for a provisional or protective measure;

(k)

a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(l)	a provision of law is a reference to that provision as amended and/or supplemented and/or extended and or restated and/or re-enacted or replaced from time to time;

(m)	a time of day is a reference to Taipei time;

(n)

any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of a jurisdiction other than England, be deemed to include that which most nearly approximates in that jurisdiction to the English legal term;

(o)	the singular includes the plural and vice versa;

(p)

"including" means including without limitation and "in particular" (and other cognate references) shall be construed as not limiting any general words or expressions in connection with which they are used; and

(q)	a reference to a requirement for any approval, consent or similar permission (however phrased) of the Lender is a reference to such approval, consent or permission in writing.

1.2.2

The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.2.3	Section, Clause and Schedule headings are for ease of reference only and shall not affect the construction of this Agreement.

1.2.4	In the event of any conflict between the terms of this Agreement and those of any other Finance Document, the terms of this Agreement shall prevail.

1.2.5

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.6	A Default or an Event of Default is "continuing" if it has not been remedied or waived.

1.3	Construction of insurance provisions

In this Agreement:

"excess risks" means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;

"obligatory insurances" means, in relation to a Ship, all insurances effected, or which the relevant Borrower is obliged to effect, under Clause 23 (Insurance Undertakings), or any other provision of this Agreement or of another Finance Document;

"policy" in relation to insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association which is a member of the International Group of P&I Clubs, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of Clause 1 of the Institute Time Clauses (Hulls) (1/10/83) or Clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision; and

"war risks" includes the risk of mines and all risks excluded by Clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or Clause 24 of the Institute Time Clauses (Hulls) (1/11/1995).

1.4	Finance Documents referring to this Agreement

Where any other Finance Document provides that this Clause 1.4 shall apply to that other Finance Document then the effect shall be that any provision of this Agreement which, by its terms, purports to apply to all or any of the other Finance Documents shall apply to that other Finance Document as if such provisions of this Agreement were set out in that other Finance Document, but with all necessary changes.

1.5	Agreed forms of Finance Documents

References in Clause 1.1 (Definitions) to any Finance Document being in "agreed form" are to that Finance Document in a form approved or required by the Lender.

1.6	Currency symbols and definitions

"$", "USD" and "dollars" denote the lawful currency of the United States of America for the time being

1.7	Third party rights

(a)

Unless expressly provided to the contrary in a Finance Document for the benefit of the Lender or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Third Parties Act to enforce or enjoy the benefit of any term of the relevant Finance Document.

(b)	Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement).

(c)

An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through the Lender and if and to the extent and in such manner as the Lender may determine

1.8	Settlement or discharge conditional

Any release, settlement or discharge under any Finance Document between the Lender and any Obligor shall be conditional upon any security or payment to the Lender by any Obligor or any other person not being avoided, set aside, reduced, adjusted or ordered to be repaid, in whole or in part, whether under any insolvency law or otherwise.

1.9	Irrevocable payment

If the Lender reasonably considers that an amount paid or discharged by, or on behalf of, an Obligor or by any other person in purported payment or discharge of an obligation of that Obligor to the Lender under the Finance Documents is capable of being avoided or otherwise set aside on the liquidation or administration of that Obligor, then that amount shall not be considered to have been unconditionally and irrevocably paid or discharged for the purposes of the Finance Documents.

SECTION 2
THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lender agrees to make available to the Borrowers a dollar term loan facility in 2 Tranches in an aggregate amount equal to the Total Commitments:

(a)	in respect of Ship A, Tranche A in an amount of up to $4,500,000; and

(b)	in respect of Ship B, Tranche B in an amount of up to $4,500,000.

2.2	Borrowers' rights and obligations

2.2.1

The obligations of each Borrower under this Agreement are joint and several and shall continue until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part. Each Borrower declares that it is and shall remain, throughout the Facility Period, a principal debtor for all amounts owing under this Agreement and the other Finance Documents and that it shall be construed to be a surety for the obligations of each other Borrower under this Agreement and the other Finance Documents.

2.2.2

The obligations of each Borrower shall not be impaired by (i) any obligation under this Agreement being or becoming void, unenforceable or illegal as regards any other Borrower (ii) any amendment of any Finance Document (iii) any rescheduling, refinancing or similar arrangement of any kind with any other Borrower (iv) the release (in whole or in part) of any other Obligor from its obligations under, or the release of any Security Interest created by, any Finance Document.

2.2.3

If any payment by a Borrower or any discharge given by the Lender (whether in respect of the obligations of either Borrower or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event then (i) the liability of each Borrower under the Finance Documents shall continue as if the payment, release, avoidance or reduction had not occurred and (ii) the Lender shall be entitled to recover the value or amount of that security or payment from each Borrower, as if the payment, release, avoidance or reduction had not occurred.

2.2.4

No Borrower shall, during the Facility Period (i) claim any amount due to it from any other Borrower, or (ii) prove for any such amount in any liquidation, administration, arrangement or similar procedure or (iii) take or enforce any security from or against any other Borrower.

2.2.5

Each Borrower waives any right it may have of first requiring the Lender to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Borrower under a Finance Document.

3.	PURPOSE

3.1	Purpose

The Lender agrees to make the Facility available to the Borrowers for the sole purpose of enabling the borrowers under the Existing Loan Agreement to finance or refinance prepayment of the Loan (as defined in the Existing Loan Agreement) or part thereof and the Borrowers agree that they shall not use the Facility for any other purpose.

3.2	Monitoring

The Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrowers may not deliver the Utilisation Request unless the Lender, or its duly authorised representative, has received in form and substance reasonably satisfactory to it all of the documents and other evidence listed in Part 1 (Conditions precedent to initial Utilisation) of Schedule 3 (Conditions precedent and subsequent), in form and substance reasonably satisfactory to the Lender.

4.2	Conditions precedent on Utilisation

The Ship Commitment in respect of a Ship shall only become available for borrowing under this Agreement and shall only be released to the Borrowers or the Guarantor (on the order of the Borrowers) or to the relevant lenders under the Existing Loan Agreement, as the case may be, on the Utilisation Date if the Lender, or its duly authorised representative, has received in form and substance reasonably satisfactory to it all of the documents and evidence listed in Part 2 (Conditions precedent on Utilisation) of Schedule 3 (Conditions precedent and subsequent) in relation to the relevant Ship.

4.3	Conditions subsequent

The Borrowers undertake to deliver or to cause to be delivered to the Lender the documents and evidence listed in Part 3 (Conditions subsequent) of Schedule 3 (Conditions precedent and subsequent) as soon as practicable after the Utilisation Date, but no later than the relevant date as stipulated set out therein.

4.4	Further conditions precedent

The Lender will only be obliged to comply with Clause 5.4 (Disbursement) if on the date of the relevant Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Utilisation;

(b)	all of the representations set out in Clause 18 (Representations) (except the Ship Representations) are true in all material respects; and

(c)	in relation to the Utilisation of the Ship Commitment in respect of a Ship, the Ship Representations are true so far as they relate to the relevant Ship.

4.5	Waiver of conditions precedent

The conditions in this Clause 4 (Conditions of Utilisation) are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions.

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of the Utilisation Request

The Borrowers may utilise the Facility by delivery to the Lender of a duly completed Utilisation Request not later than 11:00 a.m. Taipei time 2 Business Days before the proposed Utilisation Date.

5.2	Completion of the Utilisation Request

5.2.1	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and Amount);

(c)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(d)	it identifies the purpose for the Utilisation and that purpose complies with Clause 3 (Purpose).

5.2.2	Only one Tranche may be requested in each Utilisation Request.

5.2.3	Tranche A and Tranche B shall be drawn simultaneously in one lump sum on the same Utilisation Date.

5.3	Currency and amount

5.3.1	The currency specified in the Utilisation Request must be dollars.

5.3.2	The amount of Tranche A shall be $4,500,000 and Tranche B shall be $4,500,000.

5.3.3	The aggregate of the Loans under Tranche A and Tranche B must be an amount up to the Total Commitment which shall be specified in the Utilisation Request.

5.4	Disbursement

If the conditions set out in this Agreement have been met, the Lender shall make the Loans available by the requested Utilisation Date through its Facility Office.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment

(a)	The Borrowers shall on each Repayment Date repay such part of the Loan under each Tranche as is required to be repaid on that Repayment Date by Clause 6.2 (Scheduled repayment of the Facility).

(b)

Without prejudice to Clauses 19.4 (Information: miscellaneous) and 19.6 (Know your customer checks), and subject to the approval of such documentation and information as the Lender may reasonably request to comply with anti-money laundering, "know your customer" or similar identification procedures under all applicable laws and regulations, the Borrowers may, if they provide the Lender with not less than 30 days' prior notice (or such shorter period as the Lender may agree), nominate any Obligor or any other third party (the "Nominated Payer") to pay the aggregate of (i) the Repayment Instalment payable under Clause 6 (Repayment) on the next Repayment Date, and (ii) interest payable under Clause 8 (Interest) on the next Interest Payment Date.

(c)

Each such payment set out in Clause 6.1(b) above shall constitute satisfaction of the Borrowers’ corresponding payment obligations under this Agreement but shall be strictly without prejudice to the obligations of the Borrowers to make any such payment to the extent that the aforesaid payment by the Nominated Payer is insufficient to meet the same.

6.2	Scheduled repayment of the Facility

(a)

To the extent not previously reduced, the Borrowers shall repay such part of the Loan to the Lender (i) under Tranche A, by 36 consecutive monthly Repayment Instalments and (ii) under Tranche B, by 36 consecutive monthly Repayment Instalments, on each relevant Repayment Date by the amount specified below:

Ship A / Tranche A

Repayment Date	Amount ($)
First (1st) to eighteenth (18th)	150,000
Nineteenth (19th) to thirty fifth (35th)	100,000
Thirty sixth (36th) and Final Repayment Date	100,000 or such other balance sum as may be outstanding under Tranche A

Ship B / Tranche B

Repayment Date	Amount ($)
First (1st) to eighteenth (18th)	150,000
Nineteenth (19th) to thirty fifth (35th)	100,000
Thirty sixth (36th) and Final Repayment Date	100,000 or such other balance sum as may be outstanding under Tranche A

(b)

To the extent that the amount of any repayment instalment differs from that specified in the repayment schedule set out in paragraph (a) above, as at the Utilisation Date, the Lender shall notify the Borrowers of the amount of each new repayment instalment, as soon as practicable and in any event, by no later than 5 days before the First Repayment Date.

(c)	In any event, on the Final Repayment Date for a Tranche (without prejudice to any other provision of this Agreement), that Tranche shall be repaid in full.

(d)

If the repayment schedule changes during the tenor of the Loan in accordance with the terms of this Agreement, the Lender shall send to the Borrowers a replacement repayment schedule which shall replace the repayment schedule set out in this Clause 6.2 and shall (save manifest error) be binding on the Borrowers.

6.3	Adjustment of scheduled repayments

If the Commitment has been partially reduced under this Agreement and/or any part of the Loan is prepaid (other than under Clause 6.2 (Scheduled repayment of Facility)) before any Repayment Date then the amount of the instalments by which the Loan shall be repaid under Clause 6.2 (as reduced by any earlier operation of this Clause 6.3) shall be reduced pro rata to such reduction in the Commitment and/or prepayment of the Loan.

6.4	Re-borrowing

The Borrowers may not re-borrow any part of the Facility which is repaid or prepaid.

7.	ILLEGALITY, PREPAYMENT AND CANCELLATION

7.1	Illegality

7.1.1

If, in any Relevant Jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its funding of the Loan or it becomes unlawful for any Affiliate of the Lender for the Lender to do so:

(a)	the Lender shall promptly notify the Borrowers upon becoming aware of that event;

(b)	upon the Lender notifying the Borrowers, the Commitment will be immediately cancelled; and

(c)

the Borrowers shall repay the Loan(s) on the last day of the relevant Interest Period occurring after the Lender has notified the Borrowers or, if earlier, the date specified by the Lender (being no earlier than the last day of any applicable grace period permitted by law) and the Commitment shall be cancelled in the amount of the Loan repaid.

7.2	Voluntary cancellation

The Borrowers may, before the end of the Availability Period, if they give the Lender not less than 5 days' prior notice (or such shorter period as the Lender may agree), cancel the whole or any part of the Available Facility (but, if in part, being an amount that reduces the Available Facility by a minimum amount of $500,000 and is a multiple of $100,000) at the proposed date of cancellation.

7.3	Voluntary prepayment

7.3.1

The Borrowers may, if they give the Lender not less than 30 Business Days' prior notice (or such shorter period as the Lender may agree), prepay the whole or any part of the Loan outstanding but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $500,000 in aggregate for both Tranches or $250,000 per Tranche and is a multiple of $100,000 in aggregate for both Tranches, or $50,000 per Tranche, on the last day of an Interest Period in respect of the amount to be prepaid.

7.3.2	No prepayment shall be made pursuant to this Clause 7.3 within the first 6 months from the relevant Utilisation Date.

7.4	Sale or Total Loss; Mandatory prepayment

7.4.1

If a Ship is sold or becomes a Total Loss, the Borrowers shall, on or before the Relevant Date, prepay in full the Loan outstanding under the relevant Tranche (i.e. Tranche A or Tranche B as the case may be) together with interest accrued thereon and any fees and charges incurred under this Agreement and/or the other Finance Documents in respect of that Ship. If a Ship becomes a Total Loss before the Commitment has become available for borrowing under this Agreement, the Commitment shall be reduced to zero.

7.4.2	In this Clause 7.4 "Relevant Date" means:

(a)	in the case of the sale of a Ship, the date upon which the sale is completed by delivery of that Ship to the relevant buyer; or

(b)

in the case of a Total Loss, the earlier of (i) the date falling 90 days after the Total Loss Date and (ii) the date of receipt by the Lender of the proceeds of insurance in relation to such Total Loss.

7.5	Change of Control

If a Change of Control occurs without the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed), the Lender may by notice to the Borrowers, cancel the Total Commitment with effect from a date specified in that notice which is at least 30 days after the giving of such notice and declare that all or part of the Loans be payable on demand after such date, on which date it shall become payable on demand by the Lender. If a Change of Control occurs before the end of the Availability Period, the Total Commitment shall be reduced to zero.

7.6	Automatic cancellation

Any part of the Total Commitment which has not been utilised on or before the Last Availability Date shall be automatically cancelled at close of business in Taipei on the Last Availability Date.

7.7	Restrictions, effect of cancellation, repayment and prepayment

7.7.1

Any notice of cancellation or prepayment or repayment given by any Party under this Clause 7 (Illegality, Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment or repayment is to be made and the amount of that cancellation or prepayment or repayment.

7.7.2

Any prepayment or repayment under this Agreement shall be made together with accrued interest on the amount prepaid or repaid and together with any Break Costs if paid on a date which is not an Interest Payment Date, but otherwise without premium or penalty.

7.7.3	The Borrowers may not reborrow any part of the Loan which is prepaid or repaid.

7.7.4	The Borrowers shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitment except at the times and in the manner expressly provided for in this Agreement.

7.7.5

The Borrowers shall pay a fee in an amount equal to 1.5% of the principal amount prepaid under Clause 7.3 if such prepayment is made within 24 Months from the Utilisation Date, which fee shall be paid on the date of the relevant prepayment or cancellation.

7.7.6	No amount of the Total Commitment cancelled under this Agreement may be subsequently reinstated.

SECTION 5
COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and

(b)	LIBOR.

8.2	Payment of interest

The Borrowers shall pay accrued interest on the Loan on each Interest Payment Date.

8.3	Default interest

8.3.1

If an Obligor fails to pay any amount payable by it under a Finance Document to which it is a party on its due date, interest shall accrue on the Unpaid Sum from (and including) the due date up to (but excluding) the date of actual payment (both before and after judgment) at a rate which, subject to Clause 8.3.2 below, is 2% per annum higher than the rate calculated in accordance with clause 8.1 (Calculation of interest). Any interest accruing in accordance with this Clause 8.3 shall be immediately payable by the Obligor on demand by the Lender.

8.3.2	If any Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or the relevant part of it:

(a)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the then current Interest Period relating to the Loan or relevant part of it; and

(b)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 2% per annum higher than the rate which would have applied if the Unpaid Sum had not become due.

8.3.3

Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum, but shall remain immediately due and payable.

8.4	Notification of rates of interest

The Lender shall promptly notify the Borrowers of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Interest Periods

9.1.1

The period during which the Loan is outstanding under this Agreement shall, subject to Clause 9.1.2 and Clause 9.1.4, be divided into consecutive Interest Periods of 1 Month’s duration unless provided otherwise in this Agreement or such other duration as may be agreed by the Lender and the Borrowers.

9.1.2	The first Interest Period shall start on the Utilisation Date and end on the date falling 1 Month after the Utilisation Date.

9.1.3	Each subsequent Interest Period shall start on the last day of the preceding Interest Period and end on the date falling 1 Month therefrom.

9.1.4	No Interest Period of the Loan shall extend beyond the Final Repayment Date.

9.2	Interest Periods overrunning repayment dates

If an Interest Period which would overrun a date on which a Repayment Instalment is due, such Interest Period shall end on such date.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Market disruption

10.1.1

If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on the Loan for that Interest Period shall be the rate per annum which is the aggregate of:

(a)	the Margin; and

(b)

the rate notified to the Borrowers by the Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever reasonable source as to reflect the cost of fund, PROVIDED THAT such rate shall be equivalent to the lending rate given between prime international banks in the London Interbank Market. If the cost of the Lender of funding the Loan is less than zero, it shall be deemed to be zero.

10.1.2	In this Agreement "Market Disruption Event" means:

(a)	the Lender shall have reasonably determined that it is not practicable to determine LIBOR for an Interest Period; or

(b)	deposits in dollars are not available to the Lender in the Relevant Interbank Market in the ordinary course of business in sufficient amounts to fund the Facility for an Interest Period; or

(c)	the cost to the Lender of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR for an Interest Period.

10.1.3	If a Market Disruption Event occurs in relation to the relevant Loan for any Interest Period, the Lender shall notify the Borrowers in writing stating the circumstances.

10.2	Alternative basis of interest or funding

10.2.1

If a Market Disruption Event occurs and the Lender or the Borrowers so require, the Lender and the Borrowers shall enter into negotiations (for a period of not more than 30 days) (the "Negotiation Period") with a view to agreeing a substitute basis for determining the rate of interest.

10.2.2

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed and shall take effect on a retroactive basis from the occurrence of the Market Disruption Event.

10.2.3

If, within the Negotiation Period, the Borrowers and the Lender fail to agree in writing on a substitute basis for determining the rate of interest, the Borrowers will prepay the relevant Loan on the next Interest Payment Date, together with any Break Costs.

10.3	Break Costs

10.3.1

The Borrowers shall, within 6 Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of the Loan or any Unpaid Sum being repaid or paid by the Borrowers on a day other than the last day of an Interest Period for the Loan or that Unpaid Sum.

10.3.2	The Lender shall, upon request, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

The Borrowers shall pay to the Lender, to the Lender’s Account, no later than five (5) days after the date of this Agreement:

11.1

a non-refundable facility fee (the “Transaction Fee”) in the amount of 1.25% of the Loan actually drawn on the Utilisation Date, PROVIDED THAT with the prior written consent of the Lender the Borrowers may instead elect to deduct from the amount of either Tranche an amount representing in aggregate the Transaction Fee and such deduction shall be applied towards satisfaction of the payment of the Transaction Fee; and

11.2

a flat, one-time, upfront fee in the amount of $25,000 (the “Prepaid Transaction Fee”) on account of the fees incurred or to be incurred in connection with the preparation, negotiation, printing and execution of the Facility Agreement and any other document referred to in this Agreement and all other fees and expenses referred to in clause 16 to be allocated in line with the provisions of clause 16

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS-UP AND INDEMNITIES

12.1	Definitions

12.1.1	In this Agreement:

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

"Tax Payment" means either the increase in a payment made by an Obligor to the Lender under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

12.1.2	Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

12.2.1	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2

The Borrowers shall, promptly upon any of them becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Lender accordingly. Similarly, the Lender shall notify the Borrowers on becoming so aware in respect of a payment payable to the Lender.

12.2.3

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

12.2.4

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

12.2.5

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the relevant Obligor shall deliver to the Lender a statement or other evidence reasonably satisfactory to the Lender that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

12.3	Tax indemnity

12.3.1

The Borrowers shall (within 4 Business Days of demand) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax in relation to any sum received or receivable or deemed for Tax purposes to be received or receivable by it in respect of a Finance Document.

12.3.2	Clause 12.3.1 above shall not apply:

(a)	with respect to any Tax assessed on the Lender:

(i)	under the law of its jurisdiction of incorporation or, if different, the jurisdiction (or jurisdictions) in which it is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which its Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Lender; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(ii)	relates to a FATCA Deduction required to be made by a Party.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the Lender determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	the Lender has obtained, utilised and retained all or any part of that Tax Credit,

the Lender shall pay an amount to that Obligor which the Lender reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.

12.5	Stamp taxes

The Borrowers shall pay and, within 4 Business Days of demand, indemnify the Lender against any cost, loss or liability the Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

12.6	Indirect Tax

Where a Finance Document requires any party to it to reimburse or indemnify the Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) the Lender for the full amount of such cost or expense, including such part thereof as represents Indirect Tax, save to the extent that the Lender reasonably determines that it is entitled to credit or repayment in respect of such Indirect Tax from the relevant tax authority.

12.7	FATCA Information

12.7.1	Subject to Clause 12.7.3 below, each Party shall, within 10 Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party;

(b)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA;

(c)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

12.7.2

If a Party confirms to another Party pursuant to Clause 12.7.1 above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

12.7.3

Clause 12.7.1 above shall not oblige the Lender to do anything, and Clause 12.7.1(c) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

12.7.4

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with Clause 12.7.1(a) or 12.7.1(b) above (including, for the avoidance of doubt, where Clause 12.7.3 above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.7.5

If a Borrower is a US Tax Obligor, or where the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten (10) Business Days of:

(a)	where a Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(b)	where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date; or

(c)	where a Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(i)	a withholding certificate on Form W-8, Form W-9 or any other relevant form; or

(ii)	any withholding statement or other document, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

12.8	FATCA Deduction

12.8.1

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.8.2	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the other Parties.

13.	INCREASED COSTS

13.1	Increased Costs

13.1.1

Subject to Clause 13.3 (Exceptions), the Borrowers shall, within 6 Business Days of a demand by the Lender, pay to the Lender the amount of any Increased Costs incurred by the Lender or any of its Affiliates as a result of:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(b)	compliance with any law or regulation made, in each case, after the date of this Agreement.

13.1.2	In this Agreement:

"Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or the Lender’s (or any of its Affiliates) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by the Lender or any of its Affiliates to the extent that it is attributable to the Lender having entered into the Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased Cost claims

If the Lender intends to make a claim pursuant to Clause 13.1 (Increased Costs) it shall notify the Borrowers of the event giving rise to the claim and provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

13.3.1	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to a FATCA Deduction required to be made by a Party;

(c)

compensated for by Clause 12.3 (Tax Indemnity) (or would have been compensated for under Clause 12.3 (Tax Indemnity) but was not so compensated solely because any of the exclusions in Clause 12.3.2 applied); or

(d)	attributable to the wilful breach by the Lender or its Affiliates of any law or regulation.

13.3.2	In this Clause 13.3, a reference to a "Tax Deduction" has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

14.1.1

If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(a)	making or filing a claim or proof against that Obligor; and/or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within 4 Business Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

14.1.2

Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable unless it is obliged to do so under any law applicable.

14.2	General indemnities

The Borrowers shall (or shall procure that another Obligor will), within 4 Business Days of demand, indemnify the Lender against any cost, loss or liability incurred by it as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document to which it is a party on its due date;

(c)

funding, or making arrangements to fund, a Tranche requested by the Borrowers in the Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by the Lender alone);

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers; or

(e)	the breach by any Obligor or any of any Obligor's directors, officers, employees or agents (when acting in their capacity as agent of an Obligor) of any Sanctions.

14.3	Specific indemnities

Without limiting the generality of Clause 14.2 (General indemnities), the Borrowers shall (or shall procure that another Obligor will) promptly indemnify the Lender against any cost, loss or liability incurred by the Lender (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes to be a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement;

(d)

the taking, holding, protection or enforcement of the Transaction Security, acting as Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Charged Property (otherwise, in each case, than by reason of the gross negligence or wilful misconduct of the Lender);

(e)

any action taken by the Lender or any of its representatives, agents or contractors in connection with any powers conferred by any Security Document to remedy any breach of any Obligor's obligations under the Finance Documents; or

(f)	the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Lender by the Finance Documents or by law.

14.4	Indemnity concerning security

The Borrowers shall (or shall procure that another Obligor will) promptly indemnify the Indemnified Persons against any cost, expense, loss or liability incurred by any of them in connection with any claim (whether relating to the environment or otherwise), together with any applicable Indirect Tax, made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person).

14.5	Exclusion of liability

No Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this Clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this Clause 14.5 subject to Clause 1.7 (Third Party Rights) and the provisions of the Third Parties Act.

15.	MITIGATION BY THE LENDER

15.1	Mitigation

15.1.1

The Lender shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax Gross-up and Indemnities) or Clause 13 (Increased Costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to an Affiliate or to another Facility Office.

15.1.2	Clause 15.1.1 does not in any way limit the obligations of any Obligor under the Finance Documents to which it is a party.

15.2	Limitation of liability

15.2.1

The Borrowers shall (or shall procure that another Obligor will) promptly indemnify the Lender for all costs and expenses reasonably incurred by it as a result of steps taken by it under Clause 15.1 (Mitigation).

15.2.2	The Lender is not obliged to take any steps under Clause 15.1 (Mitigation) if, in its opinion (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrowers shall, promptly upon demand, pay to the Lender the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers, escrow or prepositioning fees, if applicable) (together with any applicable Indirect Tax) reasonably incurred by it (and by any Receiver and any Delegate) in connection with the negotiation, preparation, printing, execution, registration and perfection and any release, discharge or reassignment of:

(a)	this Agreement and any other documents referred to in this Agreement and the Security Documents;

(b)

any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under Clause 24 (Ship Valuations and Security Deposit);or

(c)	any Security Interest expressed or intended to be granted by a Finance Document; or

(d)	the prepositioning of any part of the Loan,

irrespective of whether any of such Finance Documents are executed or the transaction contemplated by this Agreement is completed (other than by reason of the Lender’s failure to perform).

PROVIDED THAT:

(i)	the Lender may, and the Borrowers hereby authorise the Lender to, apply the Prepaid Transaction Fee towards the payment of the costs and expenses referred to in this clause 16;

(ii)

if the amount of the Prepaid Transaction Fee is not sufficient to cover the payment of the costs and expenses referred to in this clause 16, the Borrowers shall pay to the Lender, or directly to the party entitled to receive such payment as appropriate, the shortfall necessary to cover in full such costs and expenses;

(iii)

if after the application of the Prepaid Transaction Fee towards the payment of the costs and expenses referred to in this clause 16 there is any part of the Prepaid Transaction Fee remaining, the Borrowers may apply such balance of the Prepaid Transaction Fee towards the payment of interest payable on the first Interest Payment Date under clause 8, or claim the return of such balance.

16.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment is required pursuant to Clause 30.6 (Change of currency),

the Borrowers shall, within 4 Business Days of demand, reimburse the Lender for the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by it (and by any Receiver and any Delegate) in responding to, evaluating, negotiating or complying with that request or requirement (provided the relevant request is accepted by the Lender).

16.3	Enforcement and preservation costs

The Borrowers shall, within 4 Business Days of demand, pay to the Lender the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document and the Transaction Security and any proceedings instituted by or against any Indemnified Person and as a consequence of taking or holding the Transaction Security or enforcing those rights.

SECTION 7
GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

The Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by each other Obligor of all such Obligor's obligations under the Finance Documents to which it is a party;

(b)

undertakes with the Lender that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it were the principal obligor; and

(c)

agrees that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part. However, without prejudice to clause 17.3, upon repayment in full of the Outstanding Indebtedness the Guarantor be released from any obligations arising under this guarantee.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation or administration, without limitation, then the liability of the Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of the Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing (whether or not known to it or the Lender) which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 including (without limitation):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Guarantor intent

Without prejudice to the generality of Clause 17.4 (Waiver of defences), the Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents.

17.6	Immediate recourse

The Guarantor waives any right it may have of first requiring the Lender (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations

Following the occurrence of an Event of Default which is continuing but not before, the Lender (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by it (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor's liability under this Clause 17.

17.8	Deferral of Guarantor's rights

17.8.1

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Lender otherwise directs, Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by another Obligor;

(b)	to claim any contribution from any other guarantor of any other Obligor's obligations under the Finance Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken by the Lender pursuant to, or in connection with, the Finance Documents;

(d)

to bring legal or other proceedings for an order requiring any other Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any other Obligor; and/or

(f)	to claim or prove as a creditor of any other Obligor in competition with the Lender.

17.8.2

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution on trust for the Lender to the extent necessary to enable all amounts which may be or become payable to the Lender by the Obligors under or in connection with the Finance Documents to be repaid in full and will promptly pay the same to the Lender or as the Lender may direct for application in accordance with Clause 30 (Payment Mechanics).

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Lender.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

18.1	General

Each Obligor that is a Party makes and repeats the representations and warranties set out in this Clause 18 (Representations) to the Lender at the times specified in Clause 18.34 (Times when representations are made).

18.2	Status

18.2.1	Each Obligor is a company or corporation (as applicable) with limited liability, duly incorporated, validly existing and (if applicable) in good standing under the law of its Original Jurisdiction.

18.2.2	Each Obligor has the power and authority to own its property and other assets and to carry on its business as it is being conducted.

18.2.3

Each Obligor incorporated under the laws of the Republic of the Marshall Islands is in compliance with the RMI Regulations (as these are applicable to the same) and shall maintain its compliance with the RMI Regulations (as these are applicable to the same).

18.3	Binding obligations

18.3.1	Subject to the Legal Reservations:

(a)

the obligations expressed to be assumed by each Obligor in each Finance Document to which it is, or is to be, a party are or will be, when entered into by it, legal, valid, binding and enforceable obligations; and

(b)

(without limiting the generality of paragraph (a) above) each Security Document to which an Obligor is, or will be, a party, creates, or will (once perfected) create, the Security Interests which that Security Document purports to create and those Security Interests are, or will (once perfected) be, valid and effective.

18.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any Obligor; or

(c)	any agreement or instrument binding upon any Obligor or any of its or their assets or constitute a default or termination event (however described) under any such agreement or instrument.

18.5	Power, capacity and authority

18.5.1

Each Obligor has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of each Finance Document to which it is, or will be, a party and the transactions contemplated by those Finance Documents.

18.5.2

No limit on an Obligor's powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is, or will be, a party.

18.6	Validity and admissibility in evidence

18.6.1	Subject to the Legal Reservations, all Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in each Finance Document to which it is a party;

(b)	to make each Finance Document to which it is a party admissible in evidence in the Relevant Jurisdictions; and

(c)	to ensure that each of the Transaction Security has the priority and ranking intended by them,

have been obtained or effected and are in full force and effect.

18.6.2	All Authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor have been obtained or effected and are in full force and effect.

18.7	Governing law and enforcement

Subject to any Legal Reservation:

18.7.1	the choice of English law or any other applicable law as the governing law of any Finance Document will be recognised and enforced in its Relevant Jurisdictions; and

18.7.2	any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

18.8	Insolvency

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 26.9 (Insolvency proceedings); or

(b)	creditors' process described in Clause 26.10 (Creditors' process),

has been taken or, to the knowledge of any Obligor, threatened in relation to any Obligor and none of the circumstances described in Clause 24.8 (Insolvency) applies to any Obligor .

18.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that any Finance Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in any such jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or the transactions contemplated by the Finance Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Security Document and which will be made or paid promptly after the date of the relevant Security Document.

18.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.11	No Default

18.11.1	No Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

18.11.2

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or to which its assets are subject which has or is reasonably likely to have a Material Adverse Effect.

18.12	No misleading information

With respect to any information supplied (by whatever means and whether in nature factual or an expression of opinion or intent by it to the Lender) in connection with any Finance Document or the transactions contemplated by any of those documents:

18.12.1

any factual information was true, complete and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given;

18.12.2

any financial projection or forecast was prepared on the basis of recent information and reasonable assumptions and was fair (as at the date of the relevant report or document containing the projection or forecast);

18.12.3

any expressions of opinion or intention provided by or on its behalf were fair and based on reasonable grounds (as at the date of the relevant report or document containing the expression of opinion or intention or, as the case may be, the date the opinion or intention is expressed to be given); and

18.12.4

no event or circumstance has occurred or arisen and no information has been omitted and no information has been given or withheld that results in any information, opinions, intentions, forecasts or projections being untrue or misleading in any material respect.

18.13	Original Financial Statements

18.13.1	The Original Financial Statements were prepared in accordance with Accounting Principles consistently applied.

18.13.2	The Original Financial Statements give a true and fair view of the financial condition and results of operations of the relevant Obligors during the relevant financial year.

18.13.3

There has been no material adverse change in its assets, business or financial condition of any Obligor (or the assets, business or financial condition of the Group) since the date of the Original Financial Statements.

18.13.4	Its most recent financial statements delivered pursuant to Clause 19.1 (Financial statements):

(a)	have been prepared in accordance with the Accounting Principles as applied to the Original Financial Statements; and

(b)	fairly present its consolidated financial condition as at the end of, and its consolidated results of operations, for the period to which they relate

18.13.5

Since the date of the most recent financial statements delivered pursuant to Clause 19.1 (Financial statements) there has been no material adverse change in the assets, business or financial condition of the Group.

18.14	Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.15	No proceedings pending or threatened

18.15.1

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief, having made due and careful enquiry) been started or threatened against it or any Obligor.

18.15.2

No judgment or order of a court, arbitral body or agency which is reasonably likely to have a Material Adverse Effect has (to the best of its knowledge and belief (having made due and careful enquiry)) been made against it or any Obligor.

18.16	No breach of laws

18.16.1	It has not (and no other Obligor has) breached any applicable law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

18.16.2	No labour disputes are current or, to the best of its knowledge and belief, having made due and careful enquiry, threatened against it or are reasonably likely to have, a Material Adverse Effect.

18.17	Environmental matters

18.17.1	No Environmental Law applicable to it or any other Obligor or the Ships have been violated in a manner or circumstances which might have a Material Adverse Effect.

18.17.2	All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.

18.17.3

No Environmental Claim has been made or threatened or is pending against the Ships or any other Obligor where that claim has or might have a Material Adverse Effect and no Environmental Incident has occurred or is alleged to have occurred which has given, or might give, rise to such a claim.

18.18	Taxation

18.18.1	Neither it nor any other Obligor is materially overdue in the filing of any Tax returns nor overdue in the payment of any amount in respect of Tax.

18.18.2

No claims or investigations are being, or are reasonably likely to be, made or conducted against it or any other Obligor with respect to Taxes such that a liability of, or claim against, it or any other Obligor is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might have a Material Adverse Effect.

18.18.3	Each Obligor is resident for Tax purposes only in its Original Jurisdiction. The Lender however acknowledges that the Guarantor is a listed entity at NASDAQ.

18.19	Anti-corruption laws

Each Obligor has conducted its business which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations or rules in any applicable jurisdiction and each Obligor has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws, regulations and rules.

18.20	ISM and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code, in relation to each Ship and her Approved Manager and any other relevant person have been complied with.

18.21	Security and Financial Indebtedness

18.21.1

No Security Interest exists over all or any of the present or future assets of either Borrower other than Permitted Security Interests, security granted under the Existing Loan Agreement or otherwise as permitted by this Agreement.

18.21.2	Neither Borrower has any Financial Indebtedness outstanding other than as permitted by this Agreement.

18.22	Ranking and effectiveness of security

Subject to the Legal Reservations and any filing, registration or notice requirement referred to in any legal opinion delivered to the Lender under Clause 4.1 (Initial conditions precedent), the Transaction Security has (or, upon the execution of the Security Documents, will have) the ranking in priority which it is expressed to have in the Security Documents and it is not subject to any prior ranking or pari passu Security Interest. The Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents.

18.23	Legal and beneficial ownership

It is the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents (and for the avoidance of doubt any change in the ownership of shares of and in the Guarantor occurring at NASDAQ in the normal course of business shall not constitute a breach of this clause).

18.24	Shares

18.24.1	The shares of each Borrower are fully paid and not subject to any option to purchase or similar rights.

18.24.2	The Constitutional Documents of each Borrower do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

18.24.3

There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of either Borrower (including any option or right of pre-emption or conversion)

18.25	Accounting Reference Date

The accounting reference date of the Guarantor is the Accounting Reference Date.

18.26	Copies of documents

The copies of the Constitutional Documents of the Obligors delivered to the Lender under Clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery.

18.27	No immunity

Neither it nor or any of its assets is immune to any legal action or proceeding.

18.28	Ship status

18.28.1	The relevant Ship shall on the first day of the Mortgage Period be:

(a)	registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)	classed with the relevant Classification free of all overdue requirements and recommendations of the relevant Classification Society affecting Class;

(c)	insured in the manner required by the Finance Documents; and

(d)	free from Security Interests other than Permitted Security Interests.

18.29	Ship's employment

18.29.1

The relevant Ship shall on the first day of the Mortgage Period, save for a Charter, be free of any charter commitment which, if entered into after that date, would require approval under the Finance Documents.

18.30	Address commission

There are no rebates, commissions or other payments in connection with the Charter other than those referred to in it.

18.31	FATCA status

No Obligor is a FATCA FFI or a US Tax Obligor. The Lender however acknowledges that the Guarantor is a listed entity at NASDAQ.

18.32	Sanctions

18.32.1

Each Obligor, and each other member of the Group, their joint ventures and their respective directors, officers, employees, agents and representatives (when acting in their capacity as agents or representatives of an Obligor or other member of the Group) has been and is in compliance with Sanctions.

18.32.2

No Obligor, nor any other member of the Group, nor any of their joint ventures, nor any of their respective directors, officers, employees, agents or representatives (when acting in their capacity as agents or representatives of an Obligor or other member of the Group):

(a)	is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or

(b)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions.

18.33	Times when representations are made

All the representations and warranties in this Clause 18 (other than Ship Representations) are made on the date of this Agreement and deemed to be repeated on:

(a)	the Utilisation Date; and

(b)	each Repayment Date.

18.33.2	The Ship Representations are deemed to be made on the first day of the Mortgage Period.

18.33.3

Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force throughout the Facility Period.

In this Clause 19:

"Annual Financial Statements" means the consolidated financial statements for a financial year of the Guarantor and its subsidiaries (including the Borrowers) delivered pursuant to Clause 19.1.1.

"Semi-Annual Financial Statements" means the financial statements for a financial half year of the Guarantor and its subsidiaries (including the Borrowers) delivered pursuant to Clause 19.1.2.

19.1	Financial statements

19.1.1

The Borrowers agree and will procure that the Guarantor shall supply to the Lender as soon as they become available, but in any event within 180 days after the end of each of its financial years, the audited consolidated Annual Financial Statements for that financial year.

19.1.2

The Borrowers agree and will procure that the Guarantor shall supply to the Lender as soon as they become available, but in any event within 90 days after the end of each financial half year the unaudited consolidated Semi-Annual Financial Statements for that financial half year.

19.2	Requirements as to financial statements

19.2.1

Each of the Borrowers and the Guarantor shall procure that each set of Annual Financial Statements and Semi-Annual Financial Statements includes a balance sheet, a profit and loss account and a cashflow statement and that, in addition each set of Annual Financial Statements shall be audited and certified by a director of the Guarantor;

19.2.2	Each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) shall:

(a)

give a true and fair view of (in the case of Annual Financial Statements for any financial year), or fairly present (in other cases), the financial condition and operations of the Guarantor and its subsidiaries (including the Borrowers) as at the date as at which those financial statements were drawn up; and

(b)

in the case of Annual Financial Statements, not be the subject of any auditor's qualification which does in any way prejudice the financial condition of the Guarantor in any material respect and its ability to perform its obligations under the Financial Documents to which it is a party.

19.2.3

Each of the Borrowers and the Guarantor shall procure that each set of financial statements delivered pursuant to Clause 19.1 (Financial statements) shall be prepared in accordance with the Accounting Principles.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the corresponding Original Financial Statements were prepared.

19.3	Year-end

Each of the Borrowers and the Guarantor shall procure that each financial year-end of each member of the Group falls on the Accounting Reference Date.

19.4	Information: miscellaneous

The Borrowers shall supply to the Lender:

(a)

at the same time as they are dispatched, copies of all documents dispatched by either Borrower to its shareholders or its creditors generally (or any class of them) (unless the same has already been disclosed publicly by the Guarantor);

(b)

promptly upon becoming aware of them, the details of any inquiry, investigation, claim, action, suit, or proceeding pursuant to Sanctions against either of them, any of their direct owners, any other Obligor, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives (when acting in their capacity as agents or representatives of an Obligor), as well as information as to what steps are being taken to respond to any such inquiry or investigation or to defend any such claim, action, suit or proceeding;

(c)

promptly upon becoming aware that either of them, any of their direct owners, any other Obligor, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives (when acting in their capacity as agents or representatives of an Obligor) has become or is likely to become a Restricted Party;

(d)

promptly upon becoming aware of them, the details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(e)

promptly upon becoming aware of them, the details of any judgement or order of a court, arbitral body or agency which is made against any Obligor and which is reasonably likely to have a Material Adverse Effect;

(f)	promptly, such information as the Lender may reasonably require about the Charged Property and compliance of the Obligors with the terms of the Security Documents to which they are a party;

(g)	promptly on request, such further information regarding the financial condition, assets and operations of the Group as the Lender may reasonably request; and

(h)

promptly upon becoming aware of it, that a Change of Control has occurred (and for the avoidance of doubt any change in the ownership of shares of and in the Guarantor occurring at NASDAQ in the normal course of business shall not constitute a breach of this clause).

19.5	Notification of Default

19.5.1

Each Obligor who is a Party shall notify the Lender of any Default which is continuing (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.5.2

At the request of the Lender, each Obligor who is a Party shall provide a certificate signed by two of its directors confirming that there is no Default, or if there is, the steps being taken to remedy it.

19.6	"Know your customer" checks

19.6.1	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor or the composition of the shareholders of a Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by the Lender of any of its rights and/or obligations under this Agreement,

obliges the Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

20.	GENERAL UNDERTAKINGS

The undertakings in this Clause 20 shall remain in force throughout the Facility Period and each Obligor that is a Party shall comply (to the extent applicable to the same) and shall procure compliance therewith by each other Obligor (to the extent applicable thereto) throughout the Facility Period.

20.1	Use of proceeds

(a)	The proceeds of Utilisations shall be used exclusively for the purposes specified in Clause 3 (Purpose).

(b)

Each Obligor shall ensure that no part of the proceeds of the Loan or other transaction(s) contemplated by any Finance Document shall, directly or indirectly, be used or otherwise made available to or for the benefit of any Restricted Party, nor otherwise applied in a manner for a purpose prohibited by Sanctions.

20.2	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Lender of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction or the Flag State to:

(i)	enable it to perform its obligations under the Finance Documents to which it is a party;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	carry on its type of business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

20.3	Compliance with laws

Each Obligor shall comply in all respects with all laws and regulations (including Environmental Laws and Sanctions) to which it may be subject.

20.4	Environmental compliance and claims

20.4.1	Each Obligor shall:

(a)	comply with all Environmental Laws applicable to it and a Ship;

(b)

obtain, maintain and ensure compliance with all permits and other Authorisations required under any Environmental Law for the operation of the business of that Obligor or otherwise required for or applicable to a Ship;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law,

where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.

20.4.2	Each Obligor shall, promptly upon becoming aware thereof, inform the Lender in writing of:

(a)	any Environmental Claim which is current, pending or threatened against any Obligor or a Ship; and

(b)

any Environmental Incident which may give rise to such a claim, or any other facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened, against any Obligor or a Ship.

where the claim, if determined against that Obligor or a Ship, has, or is reasonably likely to have, a Material Adverse Effect.

20.4.3	Each Obligor shall keep the Lender regularly and promptly informed in reasonable detail of the nature of and response to any such claim or Environmental Incident and any defence thereto.

20.5	Anti-corruption law

20.5.1

No Obligor shall directly or indirectly use the proceeds of the Facility for any purpose which would breach the United Kingdom Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions.

20.5.2	Each Obligor shall:

(a)	conduct its businesses in compliance with applicable anti-corruption laws; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws.

20.6	Taxation

20.6.1	Each Obligor shall pay and discharge all Taxes imposed upon it or its assets within the period allowed by law without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)

adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Lender under Clause 19.1 (Financial statements); and

(c)	such payment can be lawfully withheld.

20.6.2	Except as approved by the Lender, each Obligor shall maintain its residence for Tax purposes in its Original Jurisdiction and ensure that it is not resident for Tax purposes in any other jurisdiction.

20.7	Application of FATCA

No Obligor shall become a FATCA FFI or a US Tax Obligor. However the Lender acknowledges that the Guarantor is a NASDAQ listed entity.

20.8	Merger

Except as approved by the Lender, no Obligor shall (i) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction or (ii) re-domicile or continue its existence under the laws of any jurisdiction other than its Original Jurisdiction.

20.9	Change of business

Except as approved by the Lender, no substantial change shall be made to the general type of the business of either Borrower from that carried on at the date of this Agreement.

20.10	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those whose claims are mandatorily preferred by laws of general application to companies.

20.11	Negative pledge in respect of Charged Property

Except as approved by the Lender and for Permitted Security Interests, no Borrower shall create or allow to exist any Security Interest over any Charged Property or (except for the Transaction Security) the shares in either Borrower or any rights deriving from, or related to, such shares.

20.12	Place of business

own or operate and will procure that no Obligor shall own or operate a place of business situate in England or the United States of America (save that the Lender acknowledges and agrees that the Guarantor is listed as a public limited company on NASDAQ);

20.13	Further assurance

20.13.1

Each Obligor shall promptly do all such acts or execute and (as appropriate) deliver all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require) in favour of the Lender or its nominee(s)):

(a)

to perfect the Security Interests created or intended to be created under or evidenced by the Security Documents to which it is a party (which may include the execution of a mortgage, charge, assignment or other security over the agreed assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law;

(b)

to confer on the Lender Security Interests over any agreed property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interests intended to be conferred by or pursuant to the Security Documents; and/or

(c)	(following the occurrence of an Event of Default which is continuing) to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

20.13.2

Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents to which it is a party.

21.	SECURITY COVENANTS

Each Borrower undertakes that this Clause 21 shall be complied with throughout the Mortgage Period.

21.1	Ship's name and registration

Each Borrower undertakes that, unless with the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed):

(a)	the relevant Ship will be registered in the name of the relevant Owner with the relevant Registry under the laws of its Flag State;

(b)	it will not register the relevant Ship under any other flag or at any other port or fly any other flag (other than that of its Flag State);

(c)	it will not change the relevant Ship's name; and

(d)

nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the relevant Ship being required to be registered under the laws of another state or registry.

21.2	Sale or other disposal of Ship

Except with the written consent of the Lender (such consent not to be unreasonably withheld or delayed) and then only if no Default is then continuing, and subject to Clause 7.4 (Sale or Total Loss; Mandatory prepayment), no Borrower will sell, transfer, abandon or otherwise dispose of the Ship owned by it or any share or interest in it.

21.3	Manager

Other than the Approved Managers, a manager of the relevant Ship shall not be appointed unless that manager and the terms of its appointment are approved in writing by the Lender (such approval not to be unreasonably withheld or delayed) and unless that Approved Manager or other approved manager has delivered a duly executed Manager's Undertaking to the Lender.

21.4	Copy of Mortgage on board

A properly certified copy of the relevant Mortgage shall be kept on board the relevant Ship with its papers and shown to anyone having business with the relevant Ship which might create or imply any commitment or Security Interest over or in respect of such Ship (other than a lien for crew's wages and salvage) and to any representative of the Lender.

21.5	Notice of Mortgage

21.5.1

A framed printed dated notice of the relevant Mortgage shall be prominently displayed in the navigation room and in the Master's cabin of the relevant Ship. The notice must be in plain type and read as follows:

(a)	in relation to Mortgage A:

"NOTICE OF MORTGAGE

This Ship is subject to a first priority Cyprus ship mortgage in favour of Chailease International Financial Services (Singapore) Pte. Ltd. dated ____. Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any liens or encumbrances whatsoever, other than for crew's wages and salvage."

(b)	in relation to Mortgage B:

"NOTICE OF MORTGAGE

This Ship is subject to a first preferred Liberian ship mortgage in favour of Chailease International Financial Services (Singapore) Pte. Ltd. dated ____. Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any liens or encumbrances whatsoever, other than for crew's wages and salvage."

21.5.2	No-one will have any right, power or authority to create, incur or permit to be imposed upon the relevant Ship any lien whatsoever, other than for crew's wages and salvage.

21.6	Conveyance on default

Where following the occurrence of an Event of Default which is continuing a Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the relevant Owner shall, upon the Lender’s request, immediately execute such form of transfer of title to such Ship as the Lender may require.

21.7	Chartering

Except with the written consent of the Lender (such consent not to be unreasonably withheld in respect of (b) below), no Owner shall enter into any charter commitment for a Ship, which is:

(a)	a bareboat or demise charter or other contract which passes possession and operational control of such Ship to another person;

(b)	capable of lasting more than 12 calendar months; or

(c)	other than on an arms’ length basis in the ordinary course of business on normal commercial terms.

21.8	Sharing of Earnings

Except with the written approval of the Lender, the relevant Owner shall not enter into any arrangement under which the Earnings from the relevant Ship may be shared with anyone else (other than in the normal course of chartering of a Ship).

21.9	Payment of Earnings

Upon the occurrence of any Event of Default which is continuing, such Earnings from the Ships shall be payable to the Lender or as it may direct in writing and the Lender shall have the right (but shall not be obliged) to instruct the persons from whom the Earnings are then payable to pay them to the Lender or as it may direct; and any such Earnings then in the hands of brokers or other agents shall be deemed to be held to the order of the Lender.

22.	CONDITION AND OPERATION OF SHIP

Each Borrower undertakes that this Clause 22 shall be complied with in relation to each Ship throughout the relevant Ship's Mortgage Period.

22.1	Repair

The Borrowers shall use due diligence to ensure that the Ship shall be kept in a good, safe and efficient state of repair.

22.2	Modification

Except with the written approval of the Lender, the structure, type or performance characteristics of the relevant Ship shall not be modified in a way which could or might materially alter that Ship, or materially reduce its value. For the avoidance of doubt the installations of a water ballast system or scrubber on a Ship does not constitute such a modification and do not require the consent of the Lender.

22.3	Removal of parts

Except with the written approval of the Lender, no material part of the relevant Ship or any equipment shall be removed from the relevant Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the relevant Owner free of any Security Interest except under the Security Documents).

22.4	Third party owned equipment

Except with the written approval of the Lender, equipment owned by a third party shall not be installed on the relevant Ship if it cannot be removed without risk of causing damage to the structure or fabric of the relevant Ship or incurring significant expense.

22.5	Compliance with laws

22.5.1

The relevant Ship and every person who owns, operates or manages that Ship shall comply with all laws applicable to vessels registered in its Flag State or which for, any other reason, apply to the relevant Ship or its operation.

22.5.2	Without limiting the generality of the foregoing, the relevant Ship shall not be employed, operated or managed in any manner contrary to any applicable Sanctions.

22.6	Maintenance of class and surveys;

22.6.1

Except with the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed) the relevant Ship shall maintain the Classification with the Classification Society, free of overdue recommendations or conditions affecting the Classification.

22.6.2

The relevant Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Lender if it so requests.

22.7	Inspection and notice of drydockings

The Lender and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the relevant Ship at all reasonable times (but absent default not more than once per year and without interference to the Ships’ trading) to inspect it and given all proper facilities needed for that purpose. The Lender shall be given reasonable advance notice of any intended drydocking of the relevant Ship (whatever the purpose of that drydocking). The Lender shall bear the costs/expenses of such inspections, save that after the occurrence of an Event of Default which is continuing the Borrowers shall bear the costs/expenses of such inspections.

22.8	Prevention of arrest

All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the relevant Ship, its Earnings or Insurances shall be promptly paid and discharged.

22.9	Release from arrest

The relevant Ship, its Earnings and Insurances shall, within 48 hours of the same occurring, be released from any arrest, detention, attachment or levy, and any legal process against that Ship shall be promptly discharged, by whatever action is required to achieve that release or discharge.

22.10	Information about Ship

The Lender shall promptly be given any information which it may reasonably require about each Ship, including but not limited to:

(a)	its compliance with all applicable laws and regulations regarding her ownership, employment, operation, management, registration, earnings, payments, expenditure, insurances and location;

(b)

any material events relating thereto, including but not limited to, any seizure or arrest which is not lifted within 48 hours, possession, material claims against that Ship, environmental incidents or loss or destruction.

22.11	Notification of certain events

The Lender shall promptly be notified of:

(a)	any damage to the relevant Ship where the cost of the resulting repairs may exceed the Major Casualty Amount;

(b)	any occurrence which may result in the relevant Ship becoming a Total Loss;

(c)	any requisition of the relevant Ship for hire;

(d)	any Environmental Incident involving the relevant Ship and any Environmental Claim being made in relation to such an incident;

(e)

any requirement or recommendation made in relation to the relevant Ship by any insurer or that Ship's Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(f)	any arrest or detention of the relevant Ship which is not lifted within 48 hours or any exercise or purported exercise of a lien or other claim on that Ship or its Earnings or Insurances,

save that in respect of paragraphs (c), (d), (e) and (f), the Borrower owning that Ship shall, to the best of their knowledge, promptly notify the Lender.

22.12	Payment of outgoings

All tolls, dues and other outgoings whatsoever in respect of the relevant Ship and its Earnings and Insurances shall be paid promptly. Proper records shall be kept thereof.

22.13	Evidence of payments

The Lender shall be allowed proper and reasonable access to those records when it requests it and, when it requires it, shall be given satisfactory evidence that:

(a)	the wages and allotments and the insurance and pension contributions of the relevant Ship's crew are being promptly and regularly paid;

(b)	all deductions from its crew's wages in respect of any applicable Tax liability are being properly accounted for; and

(c)	the relevant Ship's master has no claim for disbursements other than those incurred by him in the ordinary course of trading.

22.14	Repairers' liens

Except with the written approval of the Lender, the relevant Ship shall not be put into any other person's possession for work to be done on it if the cost of that work will exceed or is likely to exceed the Major Casualty Amount, unless that person gives the Lender a written undertaking in approved terms not to exercise any lien on that Ship or its Earnings for any of the cost of such work.

22.15	Codes

The relevant Ship and the persons responsible for its operation shall at all times comply with the requirements (including, but not limited to, the maintenance and renewal of valid trading certificates pursuant thereto) of any applicable code or prescribed procedures required to be observed by that Ship or in relation to its operation under any applicable law or regulation (including but not limited to those currently known as the ISM Code and the ISPS Code). The Lender shall promptly be informed of:

(a)	any threatened or actual withdrawal of any certificate issued in accordance with any such code which is, or may be, applicable to the relevant Ship or its operation; and

(b)	the issue of any such certificate, or the receipt of notification that any application for such a certificate has been refused.

22.16	Lawful use

22.16.1	The relevant Ship shall not be employed:

(a)	in any way or in any activity which is unlawful under international law or the applicable domestic laws of any relevant country;

(b)	in carrying illicit or prohibited goods;

(c)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(d)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods,

and the persons responsible for the operation of the relevant Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the relevant Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.

22.17	War zones

Except with the written approval the relevant Ship's insurers, the relevant Ship shall not enter or remain in any zone which has been declared a war zone by any government entity or that Ship's war risk insurers. If approval is granted for it to do so, any requirements of the relevant Ship's insurers necessary to ensure that the relevant Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) shall be complied with.

22.18	Compliance with Charter

Each Borrower shall not be in breach of any Charter to which it is a party, nor has anything occurred which entitles any party to any Charter to rescind or terminate it or decline to perform their obligations under it.

23.	INSURANCE UNDERTAKINGS

Each Borrower undertakes to comply with this Clause 23 in relation to the Ship owned by it.

23.1	Duration

The undertakings in this Clause 23 shall remain in force in respect of each Ship throughout the Mortgage Period relating to that Ship.

23.2	Obligatory insurances

The relevant Ship shall be insured at the relevant Owner's expense against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including acts of terrorism and piracy);

(c)	protection and indemnity risks; and

(d)

(with the consent of the Borrowers) any other risks against which the Lender reasonably considers, having regard to practices and other circumstances prevailing at the relevant time, it would be reasonable for a prudent shipowner to insure against and which the Lender notifies to the Borrowers.

23.3	Terms of obligatory insurances

The obligatory insurances in relation to the relevant Ship shall be effected:

(a)	in dollars;

(b)

in the case of fire and usual marine risks (including hull and machinery and excess risks) and war risks, on an agreed value basis in an amount (determined at the time of taking out such insurance or upon the latest renewal) which shall not be less than, when aggregated with the amount for which the other Ship (whilst subject to a Mortgage) is insured, (i) such amount which is equal to 120 per cent. of the amount of the outstanding Loan or (ii) if greater, the aggregate Market Values of the Ships, in each case at the time of determination;

(c)

in the case of oil pollution liability risks, for an amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market, but in any case no less than $1,000,000,000;

(d)	in the case of protection and indemnity risks, in respect of the full value and tonnage of the relevant Ship;

(e)	on terms reasonably approved by the Lender; and

(f)

through such brokers and with such insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in war risks and protection and indemnity risks associations as shall have been reasonably approved in writing by the Lender.

23.4	Further terms of obligatory insurances

The relevant Owner shall, in addition to the terms set out in Clause 23.3 (Terms of obligatory insurances), procure that the obligatory insurances:

(a)

whenever the Lender requires, name, or be amended to name, the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender being liable to pay, but having the right to pay, premiums, calls or other assessments in respect of such insurance;

(b)	name the Lender as loss payee, with such directions for payment as the Lender may specify following the occurrence of an Event of Default which is continuing;

(c)

provide (or use its best endeavours to provide in the case of protection and indemnity association) that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;

(d)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and

(e)	provide that the Lender may make proof of loss if the relevant Owner fails to do so.

23.5	Renewal of obligatory insurances

23.5.1	The relevant Owner shall:

(a)	at least 30 days before the expiry of any obligatory insurance effected by it:

(i)

notify the Lender of the approved brokers (or insurers) and any protection and indemnity or war risks association through or with which it proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender’s written approval to the matters referred to in Clause 23.5.1(a)(i); and

(b)	at least 14 days before the expiry of any obligatory insurance effected by it, renew that obligatory insurance in accordance with the Lender’s approval pursuant to Clause 23.5.1(a).

23.5.2

The Obligors agree that the Lender shall be entitled to review the obligations of each Borrower under this Clause 23 from time to time in the light of the law and circumstances then pertaining and to give or withhold its consent to the renewal of the obligatory insurances in the light thereof (such consent not to be unreasonably withheld or delayed).

23.6	Notification of renewal of obligatory insurances

Each Borrower shall procure that the approved brokers and/or the approved protection and indemnity and war risks associations with which a renewal of any obligation insurances is effected shall, promptly after the renewal, notify the Lender in writing of the terms and conditions of the renewal and provide it with copies of all policies and cover notes relating to the obligatory insurances when renewed.

23.7	Copies of policies; letters of undertaking

23.7.1

Each Borrower shall ensure that the approved brokers provide the Lender with copies of all policies and cover notes relating to the obligatory insurances (i) which they are to effect or renew and (ii) when effected, annually.

23.7.2

Each Borrower shall ensure that the approved brokers provide the Lender with letters of undertaking for its Ship in a form required by the Lender, which will include undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable Clause and a notice of assignment complying with Clause 23.4 (Further terms of obligatory insurances);

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with such loss payable clause;

(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Lender if they have not received notice of renewal instructions from the relevant Owner or its agents not less than 14 days before the expiry of the obligatory insurances;

(e)	they will notify the Lender if they have received instructions to renew and of the terms of the instructions;

(f)

they will not set off against any sum recoverable in respect of a claim relating to the relevant Ship under such obligatory insurances any premiums or other amounts due to them or any other person, whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts; and

(g)	they will arrange for a separate policy to be issued in respect of the relevant Ship forthwith upon being so requested by the Lender.

23.8	Copies of certificates of entry; letters of undertaking

23.8.1	Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the relevant Ship is entered provide the Lender with certified copies of:

(a)	the certificate of entry for the relevant Ship; and

(b)	each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to the relevant Ship.

23.8.2

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the relevant Ship is entered provide the Lender with letters of undertaking in such form as the Lender may reasonably require.

23.9	Notices of assignment and loss payable clauses

Each Borrower shall:

(a)	sign a notice of assignment of insurances in respect of the relevant Ship in the agreed form and shall immediately deliver it to the Lender; and

(b)

procure that the interest of the Lender as assignee of the obligatory insurances shall be endorsed on all insurance policies and Certificates of Entry and other documents in respect of the relevant Ship, by the incorporation of loss payable clauses in the agreed form; and

(c)	procure that all sums payable in respect of the obligatory insurances are paid and applied in accordance with such loss payable clauses.

23.10	Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

23.11	Copy correspondence

Each Borrower shall provide to the Lender on request copies of all correspondence between it and its approved brokers and/or the protection and indemnity and/or war risks associations which relates to compliance with the terms of this Clause 23, including, without limitation, all requisite declarations and payments of additional premia or calls.

23.12	Payment of premiums

Each Borrower shall punctually pay all premiums, calls and other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

23.13	Guarantees

Each Borrower shall ensure that any guarantees required by an approved protection and indemnity or war risks association are promptly issued and remain in full force and effect.

23.14	Compliance with terms of insurances

23.14.1

No Owner shall do or omit to do (or permit to be done or not to be done) any act or thing which has the effect of suspending any obligatory insurance, or which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part.

23.14.2	Without limiting Clause 23.14.1, each Borrower shall:

(a)

take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 23.8.1(b)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications (other than the deductibles applicable) to which the Lender has not given its prior written approval;

(b)

not make any changes relating to the Classification or Classification Society or manager or operator of the relevant Ship previously approved by the underwriters of the obligatory insurances without the relevant underwriters’ approval; and

(c)

not employ the relevant Ship, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

23.15	Alteration to terms of obligatory insurances

Neither Owner shall make or agree to any material alteration to the terms of any obligatory insurance without the prior written consent of the Lender, or waive any right relating to any obligatory insurance.

23.16	Settlement and collection of claims

23.16.1

Neither Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty without the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed).

23.16.2

Each Borrower shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any money which, at any time, becomes payable in respect of the obligatory insurances but always in compliance with the provisions of the Finance Documents and any Loss Payable clause that is applicable.

23.17	Provision of information and insurance report

Each Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)

effecting, maintaining or renewing any such insurances as are referred to in Clause 23.18 (Mortgagee's interest, additional perils and risks insurances) or dealing with or considering any matters relating to any such insurances, and the relevant Owner shall forthwith upon demand, indemnify the Lender (but not more than once per year) in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in Clause 23.17(b).

23.18	Mortgagee's interest, additional perils and risks insurances

23.18.1

The Lender shall be entitled from time to time to effect, maintain and renew at the Borrowers’ expense a mortgagee's interest marine insurance and a mortgagee's interest additional perils insurance for an amount which is not less than 120% of the Loan under the relevant Tranche then outstanding, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate.

23.18.2

The Borrowers shall upon demand, fully indemnify the Lender in respect of all premiums and other expenses which are reasonably incurred in connection with, or with a view to, effecting, maintaining or renewing any insurance, or dealing with, or considering, any matter arising out of any insurance, referred to in this 23.18.

23.19	Requisition compensation

In the event of the requisition for title or other compulsory acquisition of the relevant Ship by any government, each Borrower undertakes, if such Requisition Compensation is paid to the relevant Owner, to hold all amounts so received on trust for the Lender.

23.20	Fleet cover

23.20.1

If the relevant Ship be insured under a fleet policy, then each Borrower shall procure (or use its best endeavours to procure in the case of protection and indemnity association) that the relevant broker (or other insurer) provides an undertaking in favour of the Lender that such broker (or other insurer) will not:

(a)	set off against any claim in respect of the relevant Ship any premium due in respect of any other vessel in the fleet policy; or

(b)	cancel that cover because of non-payment of premium in respect of any other vessel in the fleet policy.

24.	SHIP VALUATIONS AND SECURITY DEPOSIT

Each Borrower undertakes that this Clause 24 shall be complied with throughout the Facility Period.

24.1	Valuation of Ship

The Market Value of a Ship shall be determined by a valuation report:

(a)	by an Approved Valuer appointed by the Lender,

(b)	without physical inspection of such Ship (unless the Lender may so require); and

(c)

on the basis of a sale for prompt delivery at arm's length on normal commercial terms as between a willing seller and a willing buyer, without taking into account any existing charter or other contract of employment; and

which valuation shall be binding as regards the Borrowers, provided that the relevant Borrower may, at its sole discretion and at its own cost, appoint another Approved Valuer for the purpose of an additional valuation report, which shall be prepared in accordance paragraphs (b) to (c) and in such event, the Market Value shall be the arithmetic mean determined by the two valuation reports obtained in accordance with this Clause 24.

24.2	Information

The Borrowers shall promptly provide the Lender and any shipbroker or expert carrying out the valuation with any information which the Lender or the shipbroker or expert may request for the proposes of the valuation and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on assumptions which the Lender and any shipbroker or expert appointed by it, considers prudent.

24.3	Costs

Each party shall bear the costs of the valuation report(s) obtained by it.

24.4	Security deposit

24.4.1

The Borrowers shall ensure that the Minimum Liquidity Amount shall be credited to the Lender’s Account no later than five (5) Business Days after the date of this Agreement, and is thereafter at all times deposited (and held) in the Lender’s Account throughout the Facility Period PROVIDED THAT with the prior written consent of the Lender the Borrowers may instead elect to deduct from the amount of either Tranche an amount representing in aggregate the Minimum Liquidity Amount and such deduction shall be applied towards satisfaction of the payment of the Minimum Liquidity Amount.

24.4.2

The Minimum Liquidity Amount (or part thereof) shall be returned to the Borrowers without any interest (i) on the date that the Loan has been prepaid in full pursuant to Clause 7.3 (Voluntary prepayment); or (ii) on the Final Repayment Date, provided that all principal, interest and all other outstanding amounts hereunder have been fully repaid and PROVIDED THAT the Borrowers may apply the Minimum Liquidity Amount towards satisfaction of the payment of the final Repayment Instalment under either Tranche.

24.4.3

In the event that (i) an Event of Default has occurred and is continuing; and/or (ii) a mandatory prepayment event under Clause 7.4 (Sale or Total Loss; Mandatory prepayment) has occurred and/or Clause 7.5 (Change of Control) has occurred, the Borrowers hereby irrevocably authorise the Lender to apply the Minimum Liquidity Amount (or part thereof) as follows:

(a)

in the event that (i) an Event of Default has occurred and is continuing; and/or (ii) a mandatory prepayment event under Clause 7.4 (Sale or Total Loss; Mandatory prepayment) has occurred, the Lender may apply the Minimum Liquidity Amount (or part thereof) relating to a Ship towards the repayment of the relevant Tranche (Tranche A or Tranche B as the case may be); and

(b)

otherwise the Lender may apply the Minimum Liquidity Amount (or part thereof) first pro rata between the Tranches in then reducing the Repayment Instalments of each Tranche pro rata and thereafter in payment toward the payment of any other amounts then outstanding under this Agreement.

25.	BUSINESS RESTRICTIONS

Except as otherwise approved by the Lender, each Obligor that is a Party undertakes that this Clause 25 shall be complied with by and in respect of each Borrower throughout the Facility Period.

25.1	General negative pledge

Neither Borrower shall permit any Security Interest to exist, arise or be created or extended over all or any part of its assets except for:

(a)	those granted or expressed to be granted by any of the Security Documents;

(b)	Permitted Security Interests; and

(c)	those granted in the ordinary course of business and not in excess of, $350,000 in aggregate per Ship;

25.2	Transactions similar to security

(Without prejudice to Clauses 26.3 (Financial Indebtedness) and 26.7 (Disposals)), no Borrower shall:

(a)

sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re-acquired by, any other member of the Group, other than pursuant to disposals permitted under Clause 26.7 (Disposals);

(b)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(d)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset, except where such arrangement or transaction would be permitted by Clause 26.1 (General Negative Pledge) if such arrangement or transaction had been a Security Interest.

25.3	Financial Indebtedness

Neither Borrower shall incur or allow to remain outstanding, any Financial Indebtedness owed by it to anyone else except:

(a)	Financial Indebtedness incurred under the Finance Documents;

(b)	Financial Indebtedness owed to any member of the Group provided that such Financial Indebtedness is fully subordinated to the Financial Indebtedness incurred under the Finance Documents;

(c)	Financial Indebtedness permitted under Clause 25.4 (Guarantees);

(d)	Financial Indebtedness permitted under Clause 25.5 (Loans and credit); and

(e)	Financial Indebtedness which exists in the ordinary course of business on normal commercial terms and not in excess of $350,000 in aggregate per Ship.

25.4	Guarantees

Neither Borrower shall give, or allow to remain outstanding, any guarantee in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:

(a)	guarantees given by the Corporate Guarantor;

(b)	guarantees in favour of trade creditors given in the ordinary course of its business;

(c)	guarantees which are Financial Indebtedness permitted under Clause 25.3 (Financial Indebtedness); and

(d)	guarantees provided by insurers or underwriters in the normal course of trading.

25.5	Loans and credit

Neither Borrower shall make, grant or permit to exist any loans or any credit by it to anyone else other than:

(a)	loans or credit to another member of the Group permitted under Clause 25.3 (Financial Indebtedness); and

(b)	trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities.

25.6	Disposals

Without the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed) neither Borrower shall enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of any asset except for any of the following disposals so long as they are not prohibited by any other provision of the Finance Documents:

(a)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;

(b)	disposals of assets made by a Borrower to another member of the Group;

(c)	disposals of obsolete assets, or assets which are no longer required for the purpose of the business of a Borrower, in each case for cash on normal commercial terms and on an arm's length basis;

(d)	any disposal of receivables on a non-recourse basis on arm's length terms (including at fair market value) for non-deferred cash consideration in the ordinary course of its business;

(e)	disposals permitted by Clauses 25.2 (Transactions similar to security) or 25.3 (Financial Indebtedness);

(f)	dealings with trade creditors with respect to book debts in the ordinary course of trading; and

(g)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.

25.7	Subsidiaries

Neither Borrower shall establish or acquire any subsidiaries.

25.8	Acquisitions and investments

Neither Borrower shall acquire any person, business, assets or liabilities or make any investment in any person or business or enter into any joint-venture arrangement except:

(a)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels);

(b)	the incurrence of liabilities in the ordinary course of its business;

(c)	any loan or credit not otherwise prohibited under this Agreement;

(d)	pursuant to any Finance Documents to which it is party; or

(e)	any acquisition pursuant to a disposal permitted under Clause 25.6 (Disposals).

25.9	Reduction of capital

Without the prior written consent of the Lender (such consent not to be unreasonably withheld or delayed) neither Borrower shall redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

25.10	Increase in capital

Neither Borrower shall issue shares or other equity interests to anyone who is not a member of the Group.

25.11	Distributions and other payments

Neither Borrower shall:

(a)

declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital or any warrants for the time being in issue; or

(b)

make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument, if an Event of Default has occurred and is continuing or if such declaration or payment would result in the occurrence of an Event of Default.

26.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 26 is an Event of Default (except for Clause 26.23 (Acceleration)).

26.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document to which it is a party at the place at and in the currency in which it is expressed to be payable, unless:

(a)	its failure to pay is caused by:

(b)	administrative or technical error; or

(c)	a Disruption Event; and

(d)	payment is made within three (3) Business Days of its due date.

26.2	Audit qualification

The financial statements for a financial year of the Guarantor is subject to any qualification by its auditor which has, or is reasonably likely to prejudice in any way the financial condition of the Guarantor in any material respect or its ability to perform its obligations under the Finance Documents to which it is a party.

26.3	Transaction Security

26.3.1	An Obligor does not comply with any provision of any Security Document

26.3.2

No Event of Default under Clause 27.3.1 above will occur if the Lender considers that the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Lender giving notice to the Borrowers and (ii) an Obligor becoming aware of the failure to comply.

26.4	Insurance

26.4.1	The Insurances of a Ship is not placed and kept in force in the manner required by Clause 23 (Insurance Undertakings) or any insurance premium is not paid when due.

26.4.2	Any insurer either:

(a)	cancels any such Insurances; or

(b)	disclaims liability under them by reason of any non-disclosure, mis-statement or failure or default by any person.

26.5	Other obligations

26.5.1	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clauses 26.1 (Non-payment), 26.3 (Transaction Security) and 26.4 (Insurance).

26.5.2

No Event of Default under Clause 26.5.1 above will occur if the Lender considers that the failure to comply is capable of remedy and is remedied within 15 Business Days of the earlier of (i) the Lender giving notice to the Borrowers and (ii) an Obligor becoming aware of the failure to comply.

26.6	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document, is, or proves to have been, incorrect or misleading in any material respect when made or deemed to be made.

26.7	Cross default

26.7.1	Any Financial Indebtedness of a Borrower or any Financial Indebtedness of the Guarantor exceeding $1,000,000 is not paid when due, nor within any originally applicable grace period.

26.7.2

Any Financial Indebtedness of a Borrower or any Financial Indebtedness of the Guarantor exceeding $1,000,000 is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

26.7.3

Any commitment for any Financial Indebtedness of a Borrower or for any Financial Indebtedness of the Guarantor exceeding $1,000,000 is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).

26.7.4

The counterparty to a Treasury Transaction entered into by a Borrower or the Guarantor becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described) and the Borrower and the Guarantor fail to repay/close the position thereunder in full promptly.

26.7.5

Any creditor of a Borrower or the Guarantor becomes entitled to declare any Financial Indebtedness of Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

26.8	Insolvency

26.8.1

An Obligor is unable or admits inability to pay its debts as they fall due, or is deemed to be, or is declared to be, unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than the Lender) with a view to rescheduling any of its indebtedness.

26.8.2

The value of the assets of the Guarantor is less than its liabilities (taking into account contingent and prospective liabilities), Provided that no Event of Default under this Clause 26.8.2 will occur if it is remedied within 15 Business Days of the earlier of (i) the Lender giving notice to the Borrowers or the Guarantor to remedy it and (ii) the Borrowers or the Guarantor becoming aware of the value of the assets of the Guarantor being less than its liabilities (taking into account contingent and prospective liabilities).

26.8.3	A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

26.9	Insolvency proceedings

26.9.1	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor of any Obligor in insolvency proceedings;

(c)

the appointment of a liquidator receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets (including the directors of any Obligor requesting a person to appoint any such officer in relation to it or any of its assets); or

(d)	enforcement of any Security Interest over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

26.9.2

Clause 26.9.1 shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or, if earlier, the date on which it is advertised.

26.10	Creditors' process

26.10.1	Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of an Obligor and is not discharged within 14 days.

26.10.2	Any judgment or order is made against any Obligor which is not stayed or complied with within 14 days.

26.11	Ownership of the Obligors

A Borrower is not or ceases to be a Subsidiary of the Guarantor .

26.12	Unlawfulness and invalidity

26.12.1	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents to which it is a party.

26.12.2

Any obligation or obligations of any Obligor under any of the Finance Document are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under the Finance Documents.

26.12.3

Any Finance Document ceases to be in full force and effect or any Security Interest created under any Finance Document ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than the Lender) to be ineffective for any reason.

26.12.4

Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document, or the ranking or priority of such security is adversely affected.

26.13	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

26.14	Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to that Obligor or any of its assets.

26.15	Repudiation, renunciation and rescission of Finance Documents

An Obligor (or any other relevant party, other than the Lender) rescinds or purports to rescind or repudiates or purports to repudiate in whole or in part a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate in whole or in part a Finance Document or any Transaction Security.

26.16	Litigation

Any litigation, alternative dispute resolution, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency are commenced or threatened, or any judgment or order of a court, arbitral body or agency is made, in relation to the Finance Documents or the transactions contemplated thereby or against any Obligor or any of its assets, rights or revenues which have, or has, or are, or is, reasonably likely to have a Material Adverse Effect.

26.17	Material adverse change

Any Environmental Incident or other event or circumstance occurs which the Lender reasonably believe has, or is reasonably likely to have, a Material Adverse Effect.

26.18	Security enforceable

Any Security Interest in respect of Charged Property becomes enforceable.

26.19	Arrest of Ship

A Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and its Owner fails to procure the release of that Ship within a period of 15 days thereafter (or such longer period as may be approved).

26.20	Ship registration

Except with the written approval of the Lender, the registration of a Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed.

26.21	Political risk

The Flag State of a Ship or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war, or there is a seizure of power in the Flag State or any Relevant Jurisdiction by unconstitutional means if, in any such case, such event, in the reasonable opinion of the Lender, has or is reasonably likely to have, a Material Adverse Effect and any action reasonably required by the Lender to ensure that such event or circumstances will not have a Material Adverse Effect has not been taken by the Borrowers or any other Obligor within thirty (30) days following notice from the Lender to do so. Provided that there will not be an Event of Default if the relevant Ship is registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of a new approved Flag State and a new Mortgage is registered thereon the favour of the Lender on agreed form.

26.22	Sanctions

Any Obligor, any member of the Group or any of their respective directors, officers, employees, agents or representatives (when acting in their capacity as agents or representatives of an Obligor or member of the Group) or any other persons acting on any of their behalf becomes a Restricted Party.

26.23	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Borrowers:

(a)	cancel the Total Commitments, at which time it shall immediately be cancelled; and/or

(b)

declare that all or part of the Loans together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, at which time it shall immediately become payable on demand by the Lender; and/or

(d)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

SECTION 9
CHANGES TO PARTIES

27.	CHANGES TO THE LENDER

27.1	Assignments and transfers by the Lender

Subject to this Clause 27, the Lender (the "Existing Lender") may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the "New Lender").

Any and all resultant costs and expenses for such assignments and transfers shall be only for the Existing Lender to bear without any Obligor being responsible for the same.

27.2	Conditions of assignment or transfer

27.2.1

In the case of a transfer by an Existing Lender of any of its obligations under the Finance Documents, the consent of each other Existing Lender (if any) shall be required unless, in either case, the transfer is to another Existing Lender or an Affiliate of an Existing Lender.

27.2.2	If:

(a)	an Existing Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(b)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or the Existing Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or the Existing Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or the Existing Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

27.3	Rights and obligations after transfer

27.3.1

If an Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents to the extent novated and their respective rights against one another shall be cancelled to the extent novated (being the "Discharged Rights and Obligations").

27.3.2

Each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another identical to the Discharged Rights and Obligations other than insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender.

27.3.3

If an Existing Lender assigns any of its rights or transfers by novation any of its rights and obligations as provided in Clause 27.1 (Assignments and transfers by the Lender), the Borrowers undertake, immediately on being requested to do so by the Existing Lender, to enter and procure that each other Obligor enters into such documents as may be necessary or desirable to transfer to the New Lender all or the relevant part of the Existing Lender’s interest in the Finance Documents, failing which the Existing Lender is authorised by each of the Obligors to execute on its behalf any of such documents. All relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Existing Lender and/or the New Lender to the extent of their respective interests and, in the case of a transfer of all or part of the Existing Lender’s obligations, the Borrowers shall thereafter look only to the New Lender in respect of that proportion of the Existing Lender’s obligations under this Agreement as corresponds to the obligations assumed by such New Lender.

27.4	Merger by the Lender

27.4.1

The Obligors’ obligations under the Finance Documents will not be affected by any takeover, absorption or merger by or of the Lender by, of or with any other bank or financial institution, or any other entity.

27.4.2	The Obligors’ obligations under the Finance Documents will not be affected by any change in the name or constitution of the Lender.

27.5	Disclosure of information

27.5.1	The Lender may disclose on a confidential basis to:

(a)	any of its Affiliates; or

(b)	its head office and any other branch; or

(c)	any person to (or through) whom the Lender assigns or transfer (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement; or

(d)

any person with (or through) whom the Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transfer under which payments are to be made by reference to, this Agreement or any Obligor; any debt collection agency, credit reference agency, contractor or other third party service provider which provides services of any kind to the Lender in connection with the operation of its business; or

(e)	any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor (including but not limited to its name, account number, address or registered office, date of establishment, business registration certificate number or company number if applicable) and the Finance Documents as the Lender shall reasonably consider appropriate.

27.5.2	Each of the Borrowers and the Guarantor authorises the Lender to disclose all information related or connected to:

(i)	the Ships or any other vessel owned or operated by an Obligor;

(ii)	the negotiation, drafting and content of this Agreement and Finance Documents;

(iii)	the Loans; or

(iv)	any Obligor;

to any service provider (included but not limited to professional advisers, auditors, lawyers, accountants, surveyors, valuers, insurers, insurance advisers and brokers) or other party which the Lender may in its discretion deem necessary of desirable in any connection with this Agreement or any other Finance Documents, or the protection or enforcement of its rights thereunder.

28.	CHANGES TO THE OBLIGORS

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 10
THE LENDER

29.	CONDUCT OF BUSINESS BY THE LENDER

No provision of this Agreement will:

(a)	interfere with the right of the Lender to arrange its affairs (tax or otherwise) in whatever manner it thinks fit; or

(b)	oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige the Lender to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

SECTION 11
ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments

30.1.1

On each date on which an Obligor is required to make a payment under a Finance Document, that Obligor shall make such payment for value on the due date at the time and in such funds as specified in this Agreement.

30.1.2	All payments shall be made in dollars to such account and with such bank and in such place as the Lender may from time to time specify to the Borrowers in writing for this purpose.

30.2	Partial payments

30.2.1

If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents to which it is a party, the Lender shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(a)	first, in or towards payment pro rata of any unpaid fees, costs and expenses owing to the Lender under the Finance Documents;

(b)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(c)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(d)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

30.2.2	The Lender may vary the order set out in Clauses 30.2.1(a) to 30.2.1(d).

30.2.3	Clauses 30.2.1 and 30.2.2 will override any appropriation made by a Security Party.

30.3	No set-off by Obligors

Unless otherwise permitted under the Finance Documents, all payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.4	Business Days

30.4.1

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

30.4.2	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.5	Currency of account

30.5.1	Subject to Clauses 30.5.3 and 30.5.4, the currency of account and payment for any sum due from an Obligor under any Finance Document is dollars.

30.5.2	A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

30.5.3

Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

30.5.4

All moneys received or held by the Lender or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Lender against the full cost in relation to the sale. Neither the Lender nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

30.6	Change of currency

30.6.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Lender; and

(b)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Lender.

30.6.2

If a change in any currency of a country occurs, this Agreement will, to the extent the Lender specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

30.7	Disruption to payment systems etc.

If either the Lender reasonably determines that a Disruption Event has occurred or the Lender is notified by the Borrowers that a Disruption Event has occurred:

(a)

the Lender will , and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Lender may deem necessary in the circumstances;

(b)

any such changes agreed upon by the Lender and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 36 (Amendments and Waivers); and

(c)

the Lender shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Lender) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.7.

31.	SET-OFF

The Lender may set off any matured obligation due from an Obligor under a Finance Document (to the extent beneficially owned by the Lender) against any matured obligation owed by the Lender to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. For the avoidance of doubt nothing in this clause shall affect the provisions of clause 16.1 regarding the Prepaid Transaction Fee.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

32.2.1

The address, and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or the Lender for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The Original Parties);

(b)	in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;

(c)	in the case of the Lender, that identified with its name in Schedule 1 (The Original Parties),

or, in each case, any substitute address, fax number, or department or officer as an Obligor may notify to the Lender (or the Lender may notify to the Obligors, if a change is made by the Lender) by not less than 5 Business Days' notice.

32.3	Delivery

32.3.1	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been left at the relevant address or 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

32.3.2

Any communication or document to be made or delivered to the Lender will be effective only when actually received by it and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The Original Parties) (or any substitute department or officer as the Lender shall specify for this purpose).

32.3.3	Any communication or document made or delivered to the Borrowers in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

32.4	Electronic communication

32.4.1	Any communication to be made between one Party and another Party under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Parties:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their address or any other such information supplied by them.

32.4.2	Any electronic communication made between one Party and another Party will be effective only when actually received in readable form.

32.4.3

Each Party shall notify any other affected Parties promptly upon becoming aware that its electronic mail system or other electronic means of communication cannot be used due to technical failure (and that failure is or is likely to be continuing for more than 24 hours). Until the relevant Party has notified the other affected Parties that the failure has been remedied, all notices between those Parties shall be sent by fax or letter in accordance with this Clause 33.

32.5	English language

32.5.1	Any notice given under or in connection with any Finance Document must be in English.

32.5.2	All other documents provided under or in connection with any Finance Document must be:

(a)	in English; or

(b)

if not in English, and if so required by the Lender, accompanied by a certified English translation and, in this case, such translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, in the absence of manifest error, the entries made in the accounts maintained by the Lender are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations

Any certification or determination by the Lender of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

36.	AMENDMENTS AND WAIVERS

36.1	Consent

Any term of the Finance Documents may be amended or waived only with the consent of the Lender, the Borrowers and the Guarantor and any such amendment or waiver will be binding on all Parties.

36.2	Replacement of Screen Rate

36.2.1	Subject to Clause 37.1 (Consent), if a Screen Rate Replacement Event has occurred in relation to the Screen Rate, any amendment or waiver which relates to:

(a)	providing for the use of a Replacement Benchmark; and

(b)

(i)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(ii)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(iii)	implementing market conventions applicable to that Replacement Benchmark;

(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(v)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrowers.

36.2.2	In this Clause 37.2:

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Benchmark" means a benchmark rate which is:

(a)	formally designated, nominated or recommended as the replacement for the Screen Rate by:

(i)	the administrator of that Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by that Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Benchmark" will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Lender and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to that Screen Rate; or

(c)	in the opinion of the Lender and the Obligors, an appropriate successor to a Screen Rate.

“Screen Rate Replacement Event” means, in relation to the Screen Rate:

(a)	the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Lender and the Borrowers, materially changed; or

(b)

(i)

(A)	the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Scree Rate; or

(ii)

the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate; or

(iii)	the supervisor of the administrator of that Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(v)

in the case of a Screen Rate for LIBOR, the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information stating that that Screen Rate is no longer or, as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); or

(c)

the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender and the Borrowers) temporary; or

(ii)	that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than 15 Business Days; or

(d)	in the opinion of the Lender and the Borrowers, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

37.	CONFIDENTIALITY

37.1	Confidential Information

37.1.1

The Lender agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information

37.2.1	In this Clause 37, "Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

37.2.2	The Lender may disclose:

(a)

to any of its Affiliates or to any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as it shall reasonably consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person's Affiliates, Representatives and professional advisers;

(iii)	appointed by it or by a person to whom sub-paragraph (i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) above;

(v)

to whom information is (i) required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation; or (ii) required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or dispute;

(vi)	to whom or for whose benefit the Lender charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to Clause 27 (Changes to the Lender);

(vii)	who is a Party; or

(viii)	with the consent of the Borrowers;

in each case, such Confidential Information as the Lender shall consider appropriate if:

(A)

in relation to sub-paragraphs (i), (ii) and (iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to sub-paragraph (iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to sub-paragraphs (v), (vi) and (vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in its opinion, it is not practicable so to do in the circumstances; and

(c)

to any person appointed by it or by a person to whom sub-paragraph (i) or (ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this sub-Clause if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the Lender; and

(d)

to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

37.3	Entire agreement

This Clause 37 constitutes the entire agreement between the Parties in relation to the obligations of the Lender under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.4	Inside information

The Lender acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and undertakes not to use any Confidential Information for any unlawful purpose.

37.5	Continuing obligations

37.5.1	The obligations in this Clause 37 are continuing and, in particular, shall survive and remain binding on the Lender for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitment has been cancelled or otherwise cease to be available; and

(b)	the date on which it otherwise ceases to be the Lender.

38.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ARBITRATION

39.	GOVERNING LAW

39.1	English Law

(a)	This Agreement is and any non-contractual obligations arising out of or in connection with it are governed by, and are to be construed in accordance with, English law.

(b)	Any dispute or claim arising out of, or in connection with, this Agreement or its subject matter shall, equally, be governed by English law.

40.	ARBITRATION

40.1	Arbitration

Subject to Clause 41.4 (Lender's option), any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of in connection with this Agreement) (a "Dispute") shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration (LCIA) (the "Rules").

40.2	Formation of arbitral tribunal, seat and language of arbitration

(a)

The arbitral tribunal shall consist of three arbitrators. The claimant(s), irrespective of number, shall nominate jointly one arbitrator; the respondent(s), irrespective of number, shall nominate jointly the second arbitrator, and a third arbitrator (who shall act as Chairman) shall be appointed by the arbitrators nominated by the claimant(s) and respondent(s) or, in the absence of agreement on the third arbitrator within 7 days of the appointment of the second arbitrator, by the LCIA Court (as defined in the Rules).

(b)	The seat of arbitration shall be London, England.

(c)	The language of the arbitration shall be English.

40.3	Recourse to courts

For the purposes of arbitration pursuant to this Clause 41 (Arbitration), the Parties waive any right of application to determine a preliminary point of law or appeal on a point of law under Sections 45 and 69 of the Arbitration Act 1996.

40.4	Lender’s option

Before the Lender has filed, as the case may be, a Request for Arbitration or Response (in each case, as defined in the Rules) the Lender may by notice in writing to all other Parties require that all Disputes or a specific Dispute be heard by a court of law. If the Lender gives such notice, the Dispute to which such notice refers shall be determined in accordance with Clause 42 (Jurisdiction of English courts)

41.	JURISDICTION OF ENGLISH COURTS

If the Lender issues a notice pursuant to Clause 41.4 (Lender's option), the provisions of this Clause 42 shall apply.

41.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any Dispute.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle any Dispute and accordingly no Party will argue to the contrary.

(c)

Notwithstanding paragraphs (a) and (b) above, neither the Lender nor any Receiver or Delegate shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender and any Receiver or Delegate may take concurrent proceedings in any number of jurisdictions.

41.2	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)

irrevocably appoints Shoreside Agents Ltd of 11, the Timber Yard, Drysdale Street, London N1 6ND, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for the service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Borrowers (on behalf of all the Obligors) must immediately (and in any event within 7 days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

(c)	Each Obligor expressly agrees and consents to the provisions of this Clause 42 and Clause 40 (Governing law).

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The Original Parties

The Obligors

The Borrowers

Name:	ARETI SHIPPING LTD
Original Jurisdiction:	The Republic of the Marshall Islands
Company number:	87207
Registered office address:	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices:	Address: c/o Eurodry Ltd., 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece Fax: +30 211 1804097 Attn: Anastasios Aslidis / Simos Pariaros Email: aha@eurodry.gr / smp@eurodry.gr
English Process Agent:	Shoreside Agents Ltd 11 The Timber Yard, London N1 6ND, England

Name:	PANTELIS SHIPPING CORP.
Original Jurisdiction:	The Republic of Liberia
Company number:	C-112837
Registered office address:	80 Broad Street, Monrovia, Liberia
Address for service of notices:	Address: c/o Eurodry Ltd., 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece Fax: +30 211 1804097 Attn: Anastasios Aslidis / Simos Pariaros Email: aha@eurodry.gr / smp@eurodry.gr
English Process Agent:	Shoreside Agents Ltd 11 The Timber Yard, London N1 6ND, England

The Guarantor

Name:	EURODRY LTD.
Original Jurisdiction:	The Republic of the Marshall Islands
Company number:	94759
Registered office address:	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices:	Address: 4 Messogiou & Evropis Street, 151 24 Maroussi, Greece Fax: +30 211 1804097 Attn: Anastasios Aslidis / Simos Pariaros Email: aha@eurodry.gr / smp@eurodry.gr
English Process Agent:	Shoreside Agents Ltd 11 The Timber Yard, London N1 6ND, England

The Lender

Name:	Chailease International Financial Services (Singapore) Pte. Ltd.
Facility Office, address, fax number and attention details for notices:	Address: 8/F No.362, Ruiguang Road Neihu District, Taipei, Taiwan 11492 Tel.: +886-2-8752-6388 ext. 72273 Fax.: +886-2-8752-6285 Email: rubychen@chailease.com.tw Attn.: Ruby Chen
Account details

Beneficiary’s Name: Chailease International Financial Services (Singapore) Pte. Ltd.

Beneficiary’s Bank: BANK OF TAIWAN, TAIPEI BRANCH

(Through Citibank, N.A., New York Swift Code：CITIUS33)

Bank’s Address (SWIFT CODE): BKTWTWTP238

Beneficiary’s A/C No. : 069-007-069551

Ref: ARETI SHIPPING LTD and PANTELIS SHIPPING CORP.

※Please send both MT103 and MT202 telegraphs

Commitment:	Tranche A: $4,500,000 Tranche B: $4,500,000

Schedule 2
Ship information

Ship A

Name of Ship:	m.v. "TASOS"
Type:	Bulk Carrier
Year built:	2000
IMO No.:	9180906
Official No:	IMO 9180906
Owner:	Areti Shipping Ltd
Classification Society:	Lloyd’s Register
Flag:	The Republic of Cyprus
Ship Commitment:	$4,500,000

Ship B

Name of Ship:	m.v. "PANTELIS"
Type:	Bulk Carrier
Year built:	2000
IMO No.:	9207730
Official No:	14539
Owner:	Pantelis Shipping Corp.
Classification Society:	Rina
Flag:	The Republic of Liberia
Ship Commitment:	$4,500,000

Schedule 3
Conditions precedent and subsequent

PART I

CONDITIONS PRECEDENT FOR UTILISATION

A. CONSTITUTIONAL DOCUMENTS AND CORPORATE AUTHORISATIONS

Borrower

A01

Original Certificate of a Director, (i) attaching specimen signature of signatories; (ii) attaching the documents referred to under A01a to A01e (as applicable) below; (iii) confirming borrowing / guaranteeing limits and non-violation of law; and (iv) certifying as true all documents delivered pursuant to the CP Schedule

A01a	● Copy of the Certificate of Incorporation ● Certificate of Incumbency showing the directors and the shareholder(s) ● Copy of the Constitution / Memorandum and Articles of Association
A01b

Copy of the resolution of the board of director: (i) approving the transaction; (ii) authorising a specified person to execute the transaction documents; and (iii) resolving that it is in its best interests to enter the transaction

A01c	Original Good Standing Certificate
A01d	Original Power of Attorney (if applicable)
A01e	Copy of Shareholder’s Resolution (if necessary or desirable)

Guarantor

A02

Original Certificate of a Director, (i) attaching specimen signature of signatories; (ii) attaching the documents referred to under A02a to A02e (as applicable) below; (iii) confirming borrowing / guaranteeing limits and non-violation of law; and (iv) certifying as true all documents delivered pursuant to the CP Schedule

A02a	● Copy of the Certificate of Incorporation ● Certificate of Incumbency showing the directors and the shareholder(s) ● Copy of the Constitution / Memorandum and Articles of Association
A02b

Copy of the resolution of the board of director: (i) approving the transaction; (ii) authorising a specified person to execute the transaction documents; and (iii) resolving that it is in its best interests to enter the transaction

A02c	Original Good Standing Certificate
A02d	Original Power of Attorney (if applicable)

Other parties executing Security Documents

A03

Original Certificate of a Director, (i) attaching specimen signature of signatories; (ii) attaching the documents referred to under A02a to A02e (as applicable) below; (iii) confirming borrowing / guaranteeing limits and non-violation of law; and (iv) certifying as true all documents delivered pursuant to the CP Schedule

A03a

●         Copy of the Certificate of Incorporation

●         Certificate of Incumbency / Companies House Extract showing the directors and the shareholder(s)

●         Copy of the Constitution / Memorandum and Articles of Association

A03b

Copy of the resolution of the board of director: (i) approving the transaction; (ii) authorising a specified person to execute the transaction documents; and (iii) resolving that it is in its best interests to enter the transaction

A03c	Original Good Standing Certificate
A03d	Original Power of Attorney (if applicable)
A03e	Copy of Shareholder’s Resolution (if necessary or desirable)

B. FINANCE DOCUMENTS / SECURITY DOCUMENTS

Originals (unless stated otherwise) of the following Finance Document duly executed by the relevant Obligors party thereto

B01	Facility Agreement
B01a	Copy of a valid Utilisation Request
B05	Share Security
B05a	Share Certificate(s)
B05b	Blank Transfer Form
B05c	For each Director: ● Letter of Authority and Undertaking ● Letter of Resignation
B05d	For the Company Secretary: ● Letter of Authority and Undertaking ● Letter of Resignation
B05e	Directors’ Resolutions for the appointment of new directors
B05f	Proxy

Originals of the following Finance Document duly executed by the relevant Obligor

B06	Mortgage and (if required) Deed of Covenants
B07	General Assignment (Insurances and Requisition Compensation)
B07a	Notice of Assignment of Insurances and Loss Payable Clause
B08	Manager’s Undertaking
B08a	Notice of Assignment of Insurances
B09	Co-assured Undertaking
B09a	Notice of Assignment of Insurances

C. VESSEL DOCUMENTS

Copies of each of the following documents:

C01	Management Agreement
C02	Evidence reasonably satisfactory to the Lender that any Existing Mortgage / Existing Security have been or will be discharged or will be discharged on or before the Utilisation Release
C03

The following class and trading certificates:

(i)         a valid classification certificate;

(ii)        a class maintenance certificate;

(iii)       a valid Safety Management Certificate;

(iv)       a valid International Ship Security (ISS) Certificate;

(v)        a valid IAPPC and supplement to the IAPPC (if any);

(vi)       a copy of the relevant Borrower’s and/or the relevant Manager’s Document of Compliance (as the case may be); and

(vii)      a valid Certificate of Financial Responsibility.

(collectively, the “Class and Trading Certificates”)

C04

Evidence reasonably satisfactory to the Lender that the Certificate of Ownership and Encumbrance / Transcript of Registry / Official Electronic Mail from the Ship Registry, evidencing that each Ship is in the ownership of the relevant Borrower and is free from security other than the Mortgage

D. INSURANCE DOCUMENTS

D01

Evidence reasonably satisfactory to the Lender that the following insurance documents are in a form acceptable to the Lender and which endorse or reflect (as applicable) (A) the interest of the Lender and (B) the notice(s) of assignment and loss payable clause(s) on or before the Utilisation Release:

(i)         H&M Policies / Cover Notes

(ii)        H&M Letter of Undertaking

(iii)       War Risk Policies / Cover Notes War Risks Letter of Undertaking

(iv)       P&I Policies / Certificate of Entry

(v)        P&I Letter of Undertaking

(collectively, the “Insurance Documents”)

D02	Confirmation from the insurance brokers / insurers that all premiums and other sums payable in respect of the obligatory Insurances have been paid
D03

Evidence reasonably satisfactory to the Lender that all assureds or co-assureds (other than the Lender) under the Insurance Documents have either assigned their insurable interest or entered into a Co-assured Undertaking in the agreed form

E. LEGAL OPINIONS AND OTHER DOCUMENTS

E01	Evidence of payment of all fees, costs and expenses
E02	KYC Documents
E03	Certified copy of the Financial Statements of the Guarantor
E04	Evidence that all Authorisations required for the entry and performance of the Finance Documents by Obligors have been obtained

F. FILINGS AND REGISTRATIONS

F01

Registration of the Mortgage(s) and Certificate(s) of Ownership and Encumbrance / Transcript of Registry / Official Electronic Mail from the Ship Registry, evidencing that each Ship is registered in the name of the relevant Borrower and that the Mortgage is registered over that Ship in favour of the Lender

F02	Service of all notices under Paragraph B above
F03	Evidence reasonably satisfactory to the Lender that the all other Security Perfection Requirements have been completed and satisfied

PART II

CONDITIONS SUBSEQUENT

G. FINANCE DOCUMENTS AND SECURITY PERFECTION REQUIREMENTS

G01

Evidence reasonably satisfactory to the Lender that all Perfection Requirements that are deferred by the Lender under Paragraphs F01 to F05 above are completed or satisfied within 10 Business Days from the Utilisation Date

I. LEGAL OPINIONS

I01	Issued legal opinion of Hill Dickinson as Marshall Islands and Liberia counsel to the Lender no later than 3 Business Days from the Utilisation Date
I02	Issued legal opinion of Scordis, Papapetrou & Co LLC as Cyrpus counsel to the Lender no later than 3 Business Days from the Utilisation Date

Schedule 4
Form of Utilisation Request

From:	ARETI SHIPPING LTD
PANTELIS SHIPPING CORP.

To:	CHAILEASE INTERNATIONAL FINANCIAL
SERVICES (SINGAPORE) PTE. LTD.

Dated:

Dear Sirs

$9,000,000 Facility Agreement dated ___________ (the "Facility Agreement")

1.

We refer to the Facility Agreement. This is the Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow Tranche [A][B] on the following terms:

Proposed Utilisation Date:	______________________ (or, if that is not a Business Day, the next Business Day)
Amount:	$4,500,000
Interest Period:	1 Month

3.	We confirm that each condition specified in Clause 4.3 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.

4.	The purpose of this Loan is to re-finance part of acquisition costs of Ship [A/B] and its proceeds should be credited to [●] [specify account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

 …………………………………

Authorised signatory for

ARETI SHIPPING LTD

PANTELIS SHIPPING CORP.

SIGNATURES

THE BORROWERS

ARETI SHIPPING LTD

By:	/s/ Stefania Karmiri
STEFANIA KARMIRI
Attorney-in-fact

PANTELIS SHIPPING CORP.

By:	/s/ Stefania Karmiri
STEFANIA KARMIRI
Attorney-in-fact

THE GUARANTOR

EURODRY LTD.

By:	/s/ Stefania Karmiri
STEFANIA KARMIRI

Attorney-in-fact

THE LENDERS

CHAILEASE INTERNATIONAL FINANCIAL
SERVICES (SINGAPORE) PTE. LTD.

By:	/s/ Liu Ming Chang
Mr. LIU MING CHANG
[Attorney-in-fact]
[Authorised Signatory]